Exhibit 10.1
DISNEY CONSUMER PRODUCTS, INC. (“Disney”)

500 S. Buena Vista St., Burbank, CA 91521 and
TRUE DRINKS HOLDINGS, INC. (“Licensee”)
18552 MacArthur Blvd Suite 325, Irvine, CA 92612
DATED: April 1, 2015

STANDARD TERMS AND CONDITIONS

These standard terms and conditions (the “Standard Terms and Conditions”) are hereby incorporated by reference into one (1) or more Schedules between Disney and Licensee as though set forth in full. A License Agreement shall consist of (i) the Standard Terms and Conditions, (ii) the Reference Packet, and (iii) a Schedule and its Attachment(s). All capitalized terms are defined in the Standard Terms and Conditions or in the applicable Schedule. Disney and Licensee agree as follows:

1. DEFINED TERMS.

1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.
1.2 “Attachment(s)” means any document(s) containing supplemental information or provisions relating to a Schedule, which is attached to such Schedule and incorporated into the applicable License Agreement by reference.
1.3 “Audit Period” means the Term of a License Agreement plus any Sell-Off Period, if granted, plus three (3) years thereafter.
1.4 “Authorized Customers” means (i) with respect to wholesale sales, Retailers, Etailers, Catalogs and/or Wholesalers, as permitted under a Schedule, operating within the authorized Distribution Channels and (ii) with respect to retail sales, consumers purchasing in or through Licensee’s (or its Affiliates’) retail stores, catalogs and websites, as specified in a Schedule. Authorized Customers shall not include any Prohibited Persons.
1.5 “Catalogs” means digital or mail order catalogs that (i) offer Merchandise for sale to consumers and (ii) are not otherwise associated with any Authorized Customer.
1.6 “Change of Control” means any Person(s) having acquired, in any single transaction or series of related transactions, whether by way of merger, consolidation, purchase, or in any other manner (i) securities of Licensee or its Controlling Affiliate(s) (or other securities convertible into such securities) representing thirty-three and one-third percent (33- 1/3%) or more of either the combined voting power or ownership interest thereof, (ii) thirty-three and one-third percent (33-1/3%) or more of the profit/loss participation in Licensee or its Controlling Affiliate(s), or (iii) Control in Licensee

or its Controlling Affiliate(s).
1.7 “Claim(s)” means any and all claims, actions, proceedings, demands, liabilities, damages, losses, expenses of any nature (including without limitation, the fees of attorneys and other professionals), and costs.
1.8 “CMF Contribution” means the non- refundable amount(s), if any, specified in a Schedule, payable by the date(s) specified therein, as a contribution to the Common Marketing Fund.
1.9 “Code” means (i) the Code of Conduct for Manufacturers adopted by The Walt Disney Company and its Affiliates (“TWDC’s Code”), posted on the DCP Website and included in the Reference Packet, (ii) Licensee’s own labor standards for Facilities if such standards are substantially equivalent to TWDC’s Code and the use of such standards are approved by Disney, or
(iii) another set of labor standards mutually agreed upon in writing by Disney and Licensee.
1.10 “Common Marketing Fund” (or “CMF”) means the amounts collected by Disney from licensees to be expended by Disney, its Affiliates, or its designees, in the amounts and in the manner Disney deems most appropriate in order to provide support and protection to the overall Disney licensing program, including, without limitation, national or local advertising, marketing and promotion, market research, retail support of Licensed Products and/or Properties, or other Disney properties.
1.11 “Confidential Information” means (i) non-public and/or proprietary information of the Disney Entities, including without limitation, works in progress, artwork, scripts, plots, concepts, characters, artistic creations, designs, samples, prototypes, software, inventions, technology, know- how, product information, technical information, business plans, financial information, customer information, vendor information, all whether in written, graphic, oral, visual, electronic, or other tangible or intangible forms, and (ii) the terms and conditions of a License Agreement.
1.12 “Consumer Sales” means the aggregate amounts charged by Licensee to consumers for Consumer Sales Transactions, less returns and not including shipping or sales Taxes, but without any other deduction, allowance, or credit of any kind.
1.13 “Consumer Sales Transactions” means sales of Licensed Products by Licensee directly to consumers, if authorized in a Schedule.
1.14 “Control” (including, the terms “Controlling,” “Controlled by,” and “under common Control with”) means possession, directly or indirectly, through one (1) or more intermediaries, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or otherwise.
1.15 “Creative Works” means depictions of characters and such accompanying designs and artwork, as may be designated by Disney from the Properties specified in a Schedule.
1.16 “DCP Website” means disneyconsumerproducts.com (or any successor website).
1.17 “DEI or its Designee” means Disney Enterprises, Inc., or its designated Affiliate(s), licensor(s) or assignee(s).
1.18 “Direct Manufacturing Cost” means the direct cost of raw materials, labor, capital and tooling amortization (if applicable), and does not include any other elements, including without limitation, any design or development amortization, overhead, or advertising, marketing, promotion or financing costs.
1.19 “Disney Computer System” means any Disney computers, mobile devices, computer systems, networks, related communications circuits and associated software programs, such as, by way of example and not limitation, Disney’s online product approval system.
1.20 “Disney Design Elements” means (i) the aesthetic features of Licensed Products and PA Materials, including, without limitation, the style, design, size, shape, color, trade dress, and appearance of Licensed Products and PA Materials,
(ii) any artwork, photograph, recording, text, name, design, logo, brand, symbol, device, slogan, tag line, or other comparable materials used on or in connection with Licensed Products or PA Materials, and (iii) all intellectual property rights related to the foregoing, in each case, which are either (a) provided by Disney or (b) created by or for Licensee, for use on or in connection with Licensed Products and PA Materials and derived or adapted from, based by direct reference or implication upon (e.g., by shape or outline but without specific features), or designated as part of the design program to accompany, any of the Creative Works, Style Guide(s), Trademarks, or other proprietary or intellectual property of DEI or its Designee.
1.21 “Disney Entity(ies)” means Disney Enterprises, Inc., its Affiliates and/or the licensors, if any, of each.
1.22 “Disney Indemnified Entities” means The Walt Disney Company, its Affiliates, licensors and each of their officers, directors, employees, agents, licensors, successors and assigns.
1.23 “Distribution Channels” means the various retail markets and market segments into which Licensee may distribute Licensed Products, such as mass market, mid-tier and specialty, as specified in a Schedule.
1.24 “Effective Date” means the date, specified in a Schedule, on which the Term of a License Agreement commences.
1.25 “End Date” means the date, specified in a Schedule, on which the Term of a License Agreement ends.
1.26 “Etailer(s)” means a Person with no physical store locations who sells merchandise to consumers through a digital storefront on the internet.
1.27 “E-Waste Provisions” are set forth in Section VII of the Reference Packet.
1.28 “Facility” means any of Licensee’s own or third-party manufacturers, vendors, factories, farms, suppliers and other facilities (as well as any sub-manufacturers, vendors, factories, farms, suppliers and other facilities) that design, produce, process, finish, assemble, or package Licensed Products, components of Licensed Products, PA Materials, or other items related to Licensed Products that incorporate any Licensed Material, or that assemble a final product including one (1) or more Licensed Products.
1.29 “FAMA Application” means a Facility and Merchandise Authorization Application, as posted on the DCP Website and included in the Reference Packet, which Licensee must complete and submit to Disney for each Facility.
1.30 “FOB/Out Sales” means sales (other than Consumer Sales Transactions), if any, where (i) Licensee delivers, or causes to be delivered, Licensed Products to a shipping point located outside of the country in which the Authorized

Customer will re-sell Licensed Products and (ii) the Authorized Customer bears any of the transportation costs for, and risk of loss of or damage to, Licensed Products after such delivery point.
1.31 “Forecasts” means information requested by Disney regarding matters such as Licensee’s marketing plans, analytics, and sell-through projections for Licensed Products by upcoming quarterly periods, Property, country and local currency (if applicable), Retailer, Distribution Channel, consumer segments, Licensed Products, and Product Categories.
1.32 “Gross Invoiced Billings” means Licensee’s actual sales (i.e., sales quantity multiplied by Licensee’s wholesale list price) as indicated on Licensee’s billing invoice for Landed/In Sales and FOB/Out Sales of Licensed Products, without deductions of any kind. Gross Invoiced Billings does not include (i) invoiced charges for transportation of Licensed Products provided such charges are separately identified on the sales invoice or (ii) any sales or value-added Taxes.
1.33 “Guarantee” means the non-refundable minimum amounts of Royalties specified in a Schedule that Licensee guarantees to pay to Disney, if any.
1.34 “Guarantee Shortfall” means, for each Guarantee, the amount that is the difference between (i) the applicable Guarantee and (ii) the amount of Royalties actually paid by Licensee to Disney applicable to such Guarantee.
1.35 “ILS Audit” means a labor standards inspection and/or audit of a Facility used to assess whether the Facility complies with the ILS Minimum Compliance Standard, the Code, and pertinent Laws.
1.36 “ILS Minimum Compliance Standard” means the minimally acceptable level of compliance with the Code as evidenced by (i) the absence of any (a) child labor, (b) involuntary labor, (c) coercion and/or harassment, (d) discrimination, (e) serious health and safety workplace violations, (f) interference with freedom of association, and (g) non-permitted subcontracting to home workers, and (ii) providing all information necessary to assess compliance with the Code and pertinent Laws (e.g., complete and accurate records, and access to Facility personnel and premises).
1.37 “ILS Program” means The Walt Disney Company’s policies, procedures, and requirements with respect to international labor standards(“ILS”). The ILS Program is described in Section V of the Reference Packet and in the ILS Program Manual. Disney reserves the right to modify the ILS

Program from time to time and shall provide reasonable notice to Licensee of any material modification thereof. Disney may provide such notice through the DCP Website.
1.38 “ILS Program Manual” means the document containing details of the ILS Program. The ILS Program Manual is posted on the DCP Website. Disney reserves the right to modify the ILS Program Manual from time to time and shall provide reasonable notice to Licensee of any material modification thereof. Disney may provide such notice through the DCP Website.
1.39 “Insurance Provisions” are set forth in Section VI of the Reference Packet.
1.40 “Landed/In Sales” means sales (other than Consumer Sales Transactions), if any, of Licensed Products (i) shipped by or on behalf of Licensee from a location within or outside the Territory for delivery to an Authorized Customer located in the Territory or (ii) sold in any manner that does not constitute an FOB/Out Sale.
1.41 “Law(s)” means applicable laws, rules and regulations, including without limitation, local and national laws, rules and regulations, treaties, voluntary industry standards, if any, and other legal obligations pertaining to a License Agreement and/or to any of Licensee's activities under a License Agreement, including without limitation, those applicable to any Tax, consumer and/or product safety, data privacy and the privacy and protection of personally identifiable information, the protection of minors, employees, and the environment, the United States Foreign Corrupt Practices Act of 1977 and any amendments thereto (and any foreign equivalent), U.S. Government trade restrictions, and the manufacture, pricing, sale, or distribution of Licensed Products.
1.42 “License Administration Fee” means the non-refundable amount, if any, specified in a Schedule, payable by the date(s) specified therein by Licensee to Disney, to defray costs incurred by Disney in connection with the administration of a License Agreement, including, without limitation, the operation and maintenance of the digital media center for artwork, OPA, and the ILS Program.
1.43 “License Agreement” means (i) the Standard Terms and Conditions, (ii) the Reference Packet, and (iii) a Schedule and its Attachment(s), including without limitation, the “Intellectual Property Notices and Special Provisions Attachment” and “POS Information Letter”

Attachment.
1.44 “License Transfer” means any direct or indirect assignment, sublicense, encumbrance (including without limitation any pledge of Licensed Products as security or collateral), or other disposition, in whole or in part, of a License Agreement, or any of Licensee’s rights, duties, benefits, obligations, or interests in a License Agreement, whether voluntarily or by operation of Law or otherwise, or any Change of Control of Licensee.
1.45 “Licensed Material” means Creative Works, Trademarks and Disney Design Elements.
1.46 “Licensed Products” means articles of Merchandise as specified in a Schedule (i) in connection with which Licensed Material is incorporated, reproduced, displayed or otherwise used and/or (ii) manufactured or sold, in each case in accordance with a License Agreement.
1.47 “Licensee Indemnified Entities” means Licensee, its licensors (as applicable), and its/their Affiliates and successors, and the officers, directors, and employees of each of them.
1.48 “Merchandise” means consumer products of every nature and description including, without limitation, packaged food.
1.49 “New Media Protocols” are set forth in Section I of the Reference Packet and posted on the DCP Website.
1.50 “On-Shelf Date” means the date specified in a Schedule by which commercial quantities of Licensed Products shall be available for purchase by consumers throughout the Territory and as of which Licensed Products may be marketed to consumers. In the case of Properties with a theatrical, direct-to-DVD, television, or comparable release date, the On-Shelf Date shall be no earlier than six (6) weeks prior to such release date, unless otherwise specified in writing by Disney.
1.51 “OPA” means Disney’s online product approval system.
1.52 “PA Materials” means any packaging, labels, hang tags, advertising (including without limitation, television advertising, internet advertising and promotions, videos, public statements or messages, texts, tweets, posts, blogs and/or SMS messages), press releases, containers, display materials, catalogs, website pages or references, and promotional materials, with Licensed Material used, reproduced, displayed and/or referenced thereon in accordance with a License Agreement.
1.53 “Party(ies)” means Disney and/or Licensee, as indicated by the context.

1.54“Permitted Sourcing Country(ies)” means those countries specified by Disney in or from which Licensee may manufacture or source Licensed Products, PA Materials, and components thereof (including blank items). Disney may establish additional requirements as a condition to conducting any of the foregoing activities in certain Permitted Sourcing Countries. Licensee may not manufacture or source Licensed Products, PA Materials, or components thereof (including blank items), from any country other than a Permitted Sourcing Country. The list of Permitted Sourcing Countries, as may be updated by Disney from time to time, is posted on the DCP Website and included in the Reference Packet and the ILS Program Manual. Disney may make adjustments to the list of Permitted Sourcing Countries from time to time (i) as required by Law and/or (ii) based upon Disney’s determination not to permit the sourcing or manufacturing of Licensed Products, PA Materials, or components thereof (including blank items), based upon, without limitation, reasons of intellectual property protection and enforcement, concerns for political or human rights, or environmental protection. If a Permitted Sourcing Country becomes prohibited by Law, such country shall be deemed automatically removed from the list of Permitted Sourcing Countries as of the effective date of such Law without need of any notice from Disney. It is Licensee’s responsibility to monitor any such changes. If a Permitted Sourcing Country is removed from the list of Permitted Sourcing Countries due to Disney’s determination, Disney shall provide reasonable notice to Licensee of such change. Disney may provide such notice through the DCP Website.
1.55 “Person” means any individual or form of legal entity.
1.56 “POS Information” means point of sale information, including without limitation, Product Codes and SKU numbers for Licensed Products, retail sales figures, retail sell-through information, inventory numbers, and order information regarding sales of Licensed Products by Authorized Customers and sales to consumers by Retailers, Etailers and Catalogs.
1.57 “Pre-Expiration Period” means the ninety (90) days prior to expiration of a License Agreement.
1.58 “Pre-Expiration Sales Cap” means no more than twenty-five percent (25%) of the total number of units of Licensed Products sold during the twelve (12) month period immediately prior to the Pre-Expiration Period.

1.59 “Product Approval Provisions” are set forth in Section III of the Reference Packet.
1.60 “Product Categories” means those categories of Licensed Products, if any, specified in a Schedule (e.g., apparel, toys, stationery).
1.61 “Product Code(s)” means the universal product code for a Licensed Product (e.g., UPC, EAN, or JEN).
1.62 “Product Development Date” means the date specified in a Schedule by which Licensed Products shall be submitted to Disney through OPA for review and approval.
1.63 “Product Integrity Provisions” are set forth in Section IV of the Reference Packet.
1.64 “Prohibited Persons” means (i) those Persons with whom Licensee may not conduct business by Law, and/or (ii) those additional Persons with whom Licensee is prohibited by Disney from engaging in any activities under this License Agreement (including without limitation for reasons of intellectual property protection and enforcement, concerns for political or human rights, or environmental protection). Information regarding the list of Prohibited Persons, as may be amended by Disney from time to time, is posted on the DCP Website and included in the ILS Program Manual. If a Person becomes prohibited by Law, the prohibition shall be automatic as of the effective date of such Law without need of any notice from Disney. It is Licensee’s responsibility to monitor any such changes. If a Person becomes prohibited due to Disney’s determination, Disney shall provide reasonable notice to Licensee of such prohibition. Disney may provide such notice through the DCP Website.
1.65 “Promotion Commitment” means the minimum required expenditures specified in a Schedule that Licensee shall spend on promotional activities to support Licensed Products.
1.66 “Property” or “Properties” means the films, television shows, franchises, brands, style guides, and other works, as specified in a Schedule, owned or co-owned by or licensed to Disney.
1.67 “QSR” (quick service restaurant) means a location, establishment or facility whose primary activity is the sale of value-priced meals prepared on premises, sold at a counter or window, and intended for immediate consumption on premises or for carry-out or home delivery and that (i) is part of a national chain within the United States with one hundred (100) or more locations, establishments or facilities
(or if outside the United States, with twenty (20) or more locations, establishments or facilities in any one country) and

(ii) is operated and/or marketed to the public under the same brand name as the chain or the other locations, establishments or facilities within the chain, as identified by visible signage and/or logo (such as, by way of example, McDonald’s, Wendy’s, Burger King, Subway, Pizza Hut, KFC, and Taco Bell).
1.68 “Reference Packet” means the document entitled “Reference Packet” that is delivered with a License Agreement, the provisions of which are incorporated into the Standard Terms and Conditions as though set forth in full.
1.69 “Reproduction Materials” means any and all materials, media, or other items or methods, including without limitation, tooling, molds, plates, labels, hardware, software, digital files or other items used to store and/or reproduce Licensed Material to the extent that they incorporate or reference Licensed Material.
1.70 “Restricted Materials” means images, assets, or style guide or marketing materials (including content separately licensed to Licensee by Disney or an Affiliate of Disney, e.g., a promotional content license agreement or clip license agreement) related to Properties that have not yet had a theatrical, television, home entertainment or interactive game release, or Properties for which there is a re-branding initiative or “new look” scheduled for introduction.
1.71 “Retailers” means independent and chain retail outlets which have storefronts, where customers walk into the physical store locations, and whose primary activity is selling Merchandise to consumers.
1.72 “Royalties” means the amounts payable to Disney on Sales of Licensed Products, at the Royalty Rate set forth in a Schedule.
1.73 “Royalty Payment Period” means each calendar quarterly period during the Term and Sell- Off Period (if applicable). If Sales of Licensed Products commence on a date that is not the first (1st) day of the calendar quarterly period, then the first (1st) Royalty Payment Period shall be deemed to be the calendar quarterly period in which such date falls; if the Term (or Sell-Off Period, if applicable) expires on a date that is not the last day of the calendar quarterly period, then the last Royalty Payment Period shall be deemed to be the calendar quarterly period in which such date falls.
1.74 “Royalty Rate” means the percentage(s) of Sales of Licensed Products payable as Royalties to Disney, as set forth in a Schedule.
1.75 “Royalty Statement” means the form designated by Disney, from time to time in its absolute discretion, setting forth information relating to Sales of Licensed Products, including without limitation, Gross Invoiced Billings and/or Consumer Sales, Royalties, and the calculation of Royalties.
1.76 “Sales” means Gross Invoiced Billings and/or Consumer Sales (as applicable) and sales to Licensee’s employees.
1.77 “Samples” means the number of units of each Licensed Product (with packaging) specified in a Schedule from the first (1st) production run of each supplier of each of the Licensed Products, including that specified number of Samples of each different style and artwork design of each Licensed Product.
1.78 “Schedule” means the document signed by the Parties containing the business and other terms applicable to Licensed Products and Properties of a License Agreement that make reference to the Standard Terms and Conditions.
1.79 “Sell-Off Period” means the limited period, as provided in a Schedule, from the date immediately following the expiration of the Term of a License Agreement during which Licensee may, subject to Section 10.4, dispose of any unsold inventory of Licensed Products on a non-exclusive basis.
1.80 “SKU” means a stock keeping unit of a Licensed Product.
1.81 “Style Guide” means Disney’s proprietary compilation of characters and character depictions, other proprietary material, and accompanying artwork, designs and/or other elements, including, without limitation, product restrictions and special requirements, for a Property.
1.82 “Tax(es)” means any and all federal, state, provincial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions, and liabilities of any kind, including without limitation, sales, use, withholding (including one imposed by any non-U.S. taxing jurisdiction), goods and services, value-added or similar taxes.
1.83 “Term” means the period commencing on the Effective Date of a Schedule, and ending upon the End Date of such Schedule, or upon the earlier termination of a License Agreement including such Schedule.
1.84 “Territory” means the countries, regions or other geographic designations specified in a Schedule in which Licensee may sell Licensed Products to Authorized Customers. The Territory of any License Agreement shall not include any country prohibited by Law with respect to Licensed

Products. Disney shall have the right at any time to withdraw any country in which it determines it is not in the interests of Disney to conduct business (including without limitation for reasons of intellectual property protection and enforcement, concerns for political or human rights, or environmental protection). If a country becomes prohibited by Law, the prohibition shall be automatic as of the effective date of such Law without need of any notice from Disney. It is Licensee’s responsibility to monitor any such changes. If a country becomes prohibited due to Disney’s determination, Disney shall provide reasonable notice to Licensee of the prohibition. Disney may provide such notice through the DCP Website.
1.85 “Trademarks” (which is deemed to read “Trade Marks”, if applicable) means the words, names, designs, logos, brands, symbols, devices, trade dress, slogans and tag lines, alone or in any combination, subject to any special restrictions as to usage as may be identified by Disney that: (i) pertain to the Properties, but only as specifically designated by Disney, and, in the case of character names, only to be used together with character artwork on Licensed Products and PA Materials,
(ii) consist of “Disney” and variations thereof, including in stylized format specifically designated by Disney, only to be used together with designated artwork and/or designs on Licensed Products and PA Materials, or (iii) are otherwise specified as an authorized Trademark(s) in a Schedule.
1.86 “Transfer Fee” means, for each License Agreement subject to a License Transfer, an amount no less than the greatest of (i) Licensee’s actual aggregate Royalties during the twelve (12) calendar months immediately preceding the effective date of the License Transfer, (ii) the amount of reasonably estimated or forecasted Royalties for the twelve (12) calendar months succeeding the effective date of the License Transfer, (iii) the total cumulative Guarantee(s) prorated for the time period commencing on the effective date of the License Transfer through the expiration date of the Term, or (iv) One Hundred Thousand U.S. Dollars (US $100,000.00).
1.87“Unauthorized Sales” means sales by any means other than those expressly permitted under a License Agreement. Unauthorized Sales shall include, without limitation (i) sales through home shopping networks, door-to-door solicitation, vending machines, direct mail marketing, swap meets, flea markets, street peddlers or kiosks or on a consignment or “sale or return” basis, (ii) sales to any QSR, (iii) sales to any theme park, unless such theme park is Disney-branded and/or owned (in whole or in part) by Disney or any of its Affiliates, and (iv) sales or delivery as provided in Sections
9.2.1 and 9.2.2.
1.88 “Virtual Goods” means digital or interactive products or experiences, now known or hereafter devised, including, without limitation, digital comics, motion comics, interactive/video games, avatars, virtual goods or items, digital offerings (e.g., icons, screensavers, wallpapers, and ring tones), radio-frequency identification or near field communication (RFID/NFC), augmented reality, software programs and applications or “apps”, in all media and platforms (including mobile/wireless) now known or hereafter devised.
1.89 “Wholesaler” means a Person such as a distributor who buys Licensed Products from Licensee and resells them to Retailers, Etailers, and/or Catalogs, but not directly to consumers.

2. GRANT OF LICENSE.

2.1 License. Subject to the terms and conditions of a License Agreement, Disney grants to Licensee a non-exclusive, non-transferable license, during the Term and at Licensee’s sole expense, to:
2.1.1 Design, develop, source and manufacture Licensed Products and PA Materials in any Permitted Sourcing Country;
2.1.2 Offer for sale, distribute and sell Licensed Products to Authorized Customers in the Territory; and
2.1.3 Use PA Materials and advertise Licensed Products in the Territory.
2.2 No License to Music, Moving Image Clips, Non-Character Name/Voice/Likeness, or Software. No other rights are granted to Licensee under a License Agreement. By way of illustration and not limitation, no rights are granted to Licensee for (i) music, including without limitation, lyrics, song titles, or musical compositions, (ii) moving image clips, (iii) the non-character name, non-character voice or non-character likeness of any individual performer, or (iv) software (including, without limitation, software for the generation of type fonts). Licensee shall be solely responsible for paying, separately from any other payment Licensee may be required to make under a License Agreement, any charges, fees or royalties payable for music rights, moving image clips, non-character name, non-character voice or non-character likeness rights, software, or any other rights not granted to Licensee under Section 2.1 (notwithstanding that all or a portion of such charges, fees or royalties may be payable to Disney or its Affiliates for its/their own benefit), and Licensee must negotiate, obtain, and pay for any such rights through separate agreements with the rights holder(s), including without limitation any applicable entertainment guild, music publisher, developer or collection society. In the event Licensee wishes to use such rights in connection with Licensed Products and/or the PA Materials, and Disney approves such use, Disney at its option may act as the liaison between Licensee and any applicable rights holder(s); provided, however, that in certain cases Disney may direct Licensee to contact a rights holder or work directly with a clearance company. Notwithstanding the foregoing, if Disney provides Licensee with any Disney- owned font software (i.e., code), such software shall be considered Licensed Material.
2.3 Approval of Virtual Goods. Without limiting the Product Approval Provisions or any other provision of a License Agreement, Licensee acknowledges and agrees that Licensed Products and PA Materials shall not include Virtual Goods unless expressly approved in advance in writing by Disney, such approval to be granted or withheld in Disney's absolute discretion.
2.4 Reservation of Rights. All rights not expressly granted to Licensee under a License Agreement are expressly reserved in their entirety to Disney and its Affiliates.
2.5 Effectiveness of License Agreement. In the event Licensee engages in preliminary product development or other performance prior to the Effective Date of a Schedule, such product development or other performance shall be in accordance with and governed by the terms and conditions of a License Agreement for the benefit of Disney.

3. EXERCISE OF LICENSE.

3.1 Authorized Customers. Licensee agrees to sell Licensed Products only to Authorized Customers for sale or resale in the Territory and during the Term as provided in a Schedule. Any internet-based selling, advertising or promotion permitted under a License Agreement must comply with the New Media Protocols. No orders may be shipped to customers located outside of the

Territory. Disney and Affiliates of Disney shall be deemed Authorized Customers, and Licensee shall report and pay Royalties to Disney on such Sales calculated at the applicable Royalty Rate set forth in a Schedule. Sales of Licensed Products to Licensee’s employees are authorized provided that Licensee pays Royalties on such sales in accordance with Section 4.1.2.
3.2 Active Exercise of License. Licensee agrees to actively (i) market and sell Licensed Products and (ii) exercise the rights granted to it under a License Agreement.
3.3 Product Development Date. Licensee agrees to comply with the Product Development Date. If Licensee fails to comply with the Product Development Date, Disney may, upon written notice to Licensee, withdraw from a License Agreement the applicable Licensed Products, Property, Distribution Channel and/or country(ies) of the Territory.
3.4 On-Shelf Date. Licensee agrees to comply with the On-Shelf Date and thereafter maintain such availability of Licensed Products throughout the Term, unless the Parties otherwise agree in writing. If not so available, Disney may, upon written notice to Licensee, withdraw from a License Agreement any Licensed Product(s), Property(ies), Distribution Channel(s) and/or country(ies) of the Territory not being adequately exploited.
3.5 Promotional Activities. Licensee shall conduct advertising and promotional activities reasonable and appropriate to support the sale of Licensed Products, which may include one (1) or more of the following: (i) point of purchase displays for Licensed Products (not including packaging or other individual product costs), (ii) print advertising for Licensed Products (such as magazine ads, catalogs, circulars, and inserts), (iii) media advertising for Licensed Products, (iv) measurable public relations programs dedicated to Licensed Products, (v) sampling (excluding Samples for approval process and retail presentations), (vi) contests and games, (vii) trade shows, (viii) participation in Disney brand marketing and event-driven consumer product promotional programs, and (ix) such other activities agreed in advance in writing by Disney and/or as specified in a Schedule. All promotional activities shall be subject to Disney’s prior written approval and shall be conducted in compliance with applicable third party terms and conditions of use, guidelines and policies.
3.6 Promotion Commitment. Licensee agrees

to fulfill the Promotion Commitment and, except as provided in Section 3.6.1, the following expenditures shall count toward satisfying the Promotion Commitment: (i) Licensee’s actual expenditures in connection with activities set forth in Section 3.5 above that are consumer-facing and Disney-specific, (ii) Licensee’s actual trade show expenditures (excluding salaries, travel, and freight) to the extent dedicated to a Disney-specific and Disney-branded presentation and build-out, and (iii) Licensee’s actual expenditures in connection with Retailer co-op advertising where (a) such advertising would count towards satisfying the Promotion Commitment under subsection (i) above if conducted by the Licensee directly and (b) Licensee provides support for the actual expenditure and written verifiable proof of performance, in each case that is acceptable to Disney. Licensee’s expenditures attributable to multi-brand advertisements and activities shall be allocated to Licensed Products, as applicable, on a pro-rata basis using a reasonable methodology.
3.6.1 Certain Costs Excluded. Without limiting the generality of the foregoing, and for the avoidance of doubt, the following shall not count toward satisfying the Promotion Commitment: (i) packaging or other individual product costs, (ii) media advertising production costs and agency fees, (iii) discounts and allowances (as opposed to actual expenditures) in connection with co-op advertising, (iv) placement and/or listing/slotting fees, (v) mark- down allowances, price protection funds, and other contributions towards retail price promotions, and (vi) Licensee’s general corporate public relations activities and marketing staff or sales force costs, including without limitation, salaries, commissions, showroom expenses, travel expenses, and other selling, general and administrative expenses that are in the nature of overhead and/or are not Disney- specific.
3.6.2 Promotion Commitment Shortfall. On an annual basis, starting with the Effective Date, Licensee shall provide Disney with a written statement forecasting the manner in which the Promotion Commitment will be spent and the consumer exposure to be provided or obtained, all of which information shall be identified by country within the Territory, and provided in such detail as Disney may specify from time to time. At the end of the applicable twelve (12) month period, or such shorter period remaining in the Term, Licensee shall provide Disney with a written statement of actual expenditures and activities, reconciling the actual expenditures against the forecasted amounts, within thirty (30) days of the period end. If Licensee has not expended the required Promotion Commitment for any such period, Licensee shall pay Disney the amount of such shortfall within thirty (30) days of the end of such period.
3.7 Common Marketing Fund. Licensee agrees to participate in the Common Marketing Fund and to pay Disney the CMF Contribution. Licensee shall pay its CMF Contribution by separate wire transfer in accordance with Section 4.6. CMF Contributions shall not be credited against any Guarantees or other amount due Disney. Disney does not ensure that Licensee or any other particular licensee will benefit directly or pro-rata from the operation of the CMF. Disney may apprise Licensee of the operations and proposed expenditures of the CMF from time to time and seek Licensee’s advice on how the CMF monies should be spent, but the final decision about how the CMF monies are spent shall be determined by Disney in its absolute discretion. Licensee shall not be entitled to any audit rights with regard to the CMF system, nor to consult or participate in Disney’s administration of the CMF, nor is Licensee entitled to itemized statements of how CMF monies are disbursed, nor to inspection of any books or records relating to CMF disbursements.
3.8 Custom Coding Programs. Licensee shall, at its own expense, comply with and adhere to any Disney identification system, custom coding program or such other promotional, coupon, cross- promotional, shipment tracking, identification and/or tags and labeling requirements established by Disney from time to time, which may include the obligation to use unique product coding (e.g., unique codes similar to randomly generated codes on hangtags of Club Penguin products for use on clubpenguin.com, scratch-off SMS codes, etc.), product authentication hang tags, or stickers, which must at all times comply with specific criteria determined by Disney or, at Licensee’s own expense, to purchase such unique codes, hang tags or stickers from a third party designated by Disney from time to time, and to affix such codes, hang tags or stickers on each Licensed Product before sale or distribution. Licensee shall use commercially reasonable efforts to ensure that all Authorized Customers purchasing Licensed Products comply with Disney’s coding programs, and tags and labeling requirements established from time to time.
3.9 License Administration Fee. Licensee shall pay to Disney the License Administration Fee.
3.10 Freedom to Determine Pricing. Licensee is

free to sell Licensed Products at such legal prices as Licensee may determine.
3.11 Compliance with Laws. Licensee covenants to conduct all of its activities relating to a License Agreement, and represents and warrants that all such activities shall be conducted, in accordance with any and all Laws.
3.12 Certain Prohibited Activities. Licensee shall not use any Licensed Material on any business sign (retail or otherwise), business cards, stationery or forms, or as the name of any business or division of Licensee. Licensee shall not provide Licensed Products for use as gifts, donations, premiums, promotions, prizes in contests, sweepstakes or fund-raisers, without Disney’s prior written consent. Licensee shall not use Licensed Products or Licensed Material in connection with any manner of television, radio, motion picture, moving image clip, webcast, internet broadcast, sound and/or visual recording or transmission device or media, or anything in the nature of the foregoing, now known or hereafter devised, without Disney’s prior written consent.

4. PAYMENTS AND STATEMENTS; REPORTING.

4.1 Royalties. Licensee shall pay Royalties to Disney on all Sales of Licensed Products.
4.1.1 Sales to Licensee’s Affiliates. Licensee shall pay Royalties to Disney on sales of Licensed Products to an Affiliate of Licensee, and such sales shall be based on the comparable arm’s length price that Licensee would have charged to customers not affiliated with Licensee; provided, however, that if such Affiliate is authorized to sell, and is selling, Licensed Products to consumers, or for resale to consumers, the Royalties payable to Disney shall be calculated on the Sales of the Affiliate, without deduction of any kind.
4.1.2 Sales to Employees. Licensee shall pay Royalties on Sales of Licensed Products to Licensee’s employees at the Royalty Rate for Consumer Sales; provided, however, that if no Royalty Rate for Consumer Sales is specified, the applicable Royalty Rate shall be the highest Royalty Rate set forth in the applicable License Agreement.
4.1.3 Sales to or Purchases from Another Disney Licensee. Licensee shall include on its Royalty Statement any sales or purchases of Licensed Products to or from another licensee of Disney or its Affiliates. If Licensee is the selling licensee, then Licensee shall not be required to pay Royalties on such transactions if (i) such Licensed Products are sold to the purchasing licensee without any mark-up for Royalties, (ii) the purchasing licensee is licensed to sell such Licensed Products, (iii) Licensee and the purchasing licensee confirm in writing that the purchasing licensee shall pay Royalties to Disney on the resale of such Licensed Products, and (iv) the purchasing licensee pays Royalties to Disney on the resale of such Licensed Products. If Licensee is the purchasing licensee, then Licensee shall not be required to pay Royalties on the resale of such Licensed Products if (a) Licensee and the selling licensee confirm in writing that the selling licensee shall pay Royalties to Disney on the sale of such Licensed Products to Licensee and (b) the selling licensee pays Royalties to Disney on the sale of such Licensed Products to Licensee. Licensee shall retain the documentation referenced in sub-sections (iii) and (a) above during the Audit Period.
4.1.4 Returns. Licensee may credit against Royalties due any Royalties previously reported by Licensee on Sales for Licensed Products returned to Licensee for credit or refund and on which a refund or credit has been given provided such refunds or credits do not exceed seven percent (7%) of total Gross Invoiced Billings in each Royalty Payment Period. The credit against Royalties due shall be applied in the Royalty Payment Period in which the customer refund or credit is given; provided, however, if the credit exceeds the amount of Royalties due in such Royalty Payment Period, then such excess and unused credits may be carried forward, but in no event shall Licensee be entitled to a refund of Royalties.
4.1.5 No Deductions. For purposes of calculating Royalties, no discounts, allowances or other deductions from Sales, whether on or off invoice, are permitted, including without limitation, quarterly and year-end rebates, logistical discounts, volume discounts, cash discounts granted as terms of payment, early payment discounts, trade promotions (i.e., trade-based promotions for retailers used to generate sales given in exchange for advertising support, display support and/or merchandising price points, including off invoice allowances, scan rates and bill backs), allowances or discounts relating to advertising or marketing, mark-down allowances, new store allowances, defective goods allowances or allowances taken by customers in lieu of returning goods, shrinkage allowances, costs and expenses incurred in connection with manufacturing, importing, selling or advertising of Licensed Products, allowances or discounts voluntarily given, listing/slotting fees or allowances, retailer partnership agreements, promotion allowances, freight costs incorporated in the selling price, and uncollectible accounts.
4.1.6 Time of Royalty Payments and Statements. On or before the fifteenth (15th) day after each Royalty Payment Period, Licensee shall furnish to Disney a complete and accurate Royalty Statement with respect to all Sales of Licensed Products during the preceding Royalty Payment Period. On or before the twenty-fifth (25th) day after each Royalty Payment Period, Licensee shall pay to Disney the Royalties shown to be due in the Royalty Statement. In the event that (i) Licensee subsequently discovers an error which has resulted in an underpayment to Disney of any amounts due in the applicable Royalty Payment Period(s), Licensee shall immediately pay Disney the amount of any such underpayment, together with interest accrued thereon from the date on which such underpayment occurred until the amount thereof is paid at the interest rate set forth in Section 4.4 or
(ii) during the Term of a License Agreement and within any of the four (4) Royalty Payment Periods succeeding the Royalty Statement at issue, Licensee reasonably believes that there were errors in a Royalty Statement submitted under such License Agreement which errors have resulted in an alleged overpayment to Disney, Licensee shall not reduce, credit or otherwise offset any amounts owed by Licensee without Disney’s approval, and in no event shall Licensee be entitled to a refund of Royalties or other amounts paid to Disney. Disney shall give good faith consideration to Licensee’s claim regarding any alleged overpayment errors. For the avoidance of doubt, nothing contained in this Section 4.1.6 shall limit Disney’s audit rights under Section 6 including, without limitation, the right to audit any Royalty Statement(s) for which Licensee claims an error pursuant to this Section 4.1.6.
4.2 Guarantees. Licensee shall pay to Disney the Guarantee(s) on or before the date(s) set forth in a Schedule. Licensee may not apply to a Guarantee any Royalties other than those Royalties accrued on Sales of Licensed Products to Authorized Customers in the Distribution Channels in the Territory and during the Term, and with respect to each separate Guarantee, Licensee may only apply such Royalties to the extent such Royalties have been paid on Sales of the applicable Licensed Products during the period(s), for the Properties and in the country(ies) specified for such Guarantee. Notwithstanding the above, Licensee may not credit against a Guarantee any Royalties paid on Sales of Licensed Products (i) to Disney or its Affiliates, (ii) outside of the Territory pursuant to a written distribution permission granted to Licensee by an Affiliate of Disney, (iii) during any Sell-Off Period or extension of the Term, or (iv) any incremental Royalties due for the use of talent’s name or in- character likeness. No cross-collateralization of Guarantees is permitted, unless authorized in a Schedule. If there is a Guarantee Shortfall at the end of any Guarantee period, Licensee shall pay to Disney such Guarantee Shortfall at the same time as Royalties are due for the last Royalty Payment Period of such Guarantee period; provided, however, that if a License Agreement is earlier terminated by Disney pursuant to Section 9, any and all Guarantees, including any Guarantee Shortfalls, shall become immediately due and payable.
4.3 Taxes. All amounts payable by Licensee to Disney under a License Agreement shall be made in full without reduction for Taxes, customs duties, claims, counterclaims, deductions, or demands against Disney. The Parties acknowledge that no withholding tax is required if both Parties are resident in the United States for tax purposes. Licensee is and shall be solely responsible for any and all Taxes due on (i) Licensee’s payments to Disney (other than income tax payable by Disney) or (ii) the manufacture, distribution or sale of Licensed Products under a License Agreement. If Disney consents in accordance with Section 11.3 to the sublicensing of any rights granted to Licensee to an Affiliate of Licensee, Licensee shall not reduce the amounts payable by Licensee to Disney for any withholding tax that may be imposed on any payments by such Affiliate to Licensee.
4.4 Interest. Any amounts due from Licensee to Disney under a License Agreement not paid by the due date shall bear interest from the due date until paid at the highest rate of interest then permissible by Law.
4.5 U.S. Dollars; Exchange Rates. All payments due from Licensee to Disney shall be made in U.S. Dollars. In the event an exchange rate is necessary, Licensee shall use the official buying rate of exchange as published by Reuters, on the last business day of the applicable Royalty Payment Period, and Licensee shall identify such exchange rate on the Royalty Statement. In the event that there is no published exchange rate for a particular currency on such date, then the last exchange rate for such currency published by Reuters shall be used.

4.6 Manner of Transmitting Payments and Royalty Statements. Addresses for the transmission of all payments and Royalty Statements due by Licensee to Disney under a License Agreement are set forth in Section II of the Reference Packet. Disney’s acceptance of any payment or Royalty Statement from Licensee, whether by wire transfer or otherwise, shall not constitute a waiver by Disney of any of its rights or remedies.
4.7 POS Information. Licensee hereby agrees to provide Disney, and grants permission to Disney to receive, review and use, all POS Information requested by Disney about Licensee’s Sales of Licensed Products to and through Retailers, Etailers and Catalogs and/or directly to consumers under a License Agreement. Licensee agrees to provide Disney with Product Codes for each Licensed Product prior to the marketing of each Licensed Product. Licensee agrees to notify Retailers, Etailers and Catalogs that Disney has permission to receive, review and use the Product Codes and POS Information, and agrees to use commercially reasonable efforts to facilitate Disney’s receipt of the Product Codes and POS Information. Licensee agrees to promptly confirm to Retailers, Etailers and Catalogs that Disney has permission to receive, review and use the Product Codes and POS Information whenever requested by a Retailer, Etailer or Catalog, as the case may be. Both Parties may use the executed “POS Information Letter” included as an Attachment to the Schedule to facilitate the transmission of POS Information.
4.8 Forecasts. On a quarterly basis, or more frequently as reasonably requested by Disney, Licensee shall provide Disney with Forecasts using Disney’s online forecast system, or using other forms or delivery methods as approved by Disney.
4.9 Verification of Licensee’s Financial Condition. From time to time, upon request by Disney, Licensee shall furnish to Disney’s Credit Department, no later than seven (7) days after receipt of such request, such financial information, including balance sheets, and statements of income and cash flow, as Disney deems necessary to evaluate Licensee’s ongoing creditworthiness and ability to perform a License Agreement. Licensee shall not be required to provide the foregoing financial information for such verification purposes to the extent it is current in its filings required by the listing rules of a regulated stock exchange on which Licensee is listed (if applicable).

5. PREREQUISITES FOR APPROVAL OF LICENSED PRODUCTS AND PA MATERIALS.

5.1 Online Product Approval. Licensee shall comply with the Product Approval Provisions. Licensee shall retain documentation of all product approvals for the Audit Period.
5.2 Identification/Labeling of Licensed Products. Licensee shall comply with all Laws relating to source identification/labeling of Licensed Products, including, as applicable, identifying the Licensee’s name and address, RN#, and/or country of origin on Licensed Products and/or on its packaging, container, or hang tag. Without limiting the generality of the foregoing, Licensee shall identify its name on Licensed Products (such as by marking the item directly or on permanently affixed labeling), even where such marking is not required by Law. In addition, Licensee shall identify its website and/or customer service contact information on the packaging, container, hang tag, or in-packed collateral documentation (such as an instruction manual) for Licensed Products.
5.3 ILS Program. Licensee shall comply with the ILS Program.
5.4 Product Integrity. Licensee shall comply with the Product Integrity Provisions.
5.5 Insurance. Licensee shall comply with the Insurance Provisions.
5.6 Marketing and Advertising Claims. Licensee covenants that all marketing and advertising claims (express or implied) regarding any attribute of Licensed Products that are included on Licensed Products, on or in PA Materials, or otherwise provided by Licensee, shall comply with all Laws, and Licensee shall be solely responsible for ensuring that any such claims (i) are not in any way false or misleading, (ii) comply with claim criteria as established by Laws, and (iii) are accompanied by any disclosure or explanatory statements required by Laws. Licensee shall maintain sufficient records to substantiate all such claims. At Disney’s request, Licensee shall provide to Disney, or its authorized representative, copies of any such records. Without limiting the foregoing, Licensee acknowledges that Disney or its Affiliates may publish, advertise, or otherwise communicate such claims in reliance upon the foregoing covenant in connection with the marketing and advertising of Licensed Products.
5.7 E-Waste. Licensee shall comply with the E-Waste Provisions.
6.RECORDS AND AUDITS.

6.1 Maintenance and Preservation of Records. During the Audit Period and for the duration of any audit initiated during the Audit Period, Licensee agrees to keep and maintain complete and accurate books and records of all transactions relating to a License Agreement, including, without limitation, wholesale list prices, invoices and other records relating to the following matters: inventory, Sales, calculation of Royalties, deductions (if allowed on any Schedule), shipments to and from Licensee, trade and consumer marketing expenditures, and returns.
6.2 Right of Audit. Disney, or its representatives, shall have the right from time to time, during the Audit Period, during Licensee’s normal business hours, and upon at least ten (10) days prior written communication to Licensee, to conduct an audit to verify Licensee’s (or its Affiliates if they are involved in activities that are the subject of a Licensed Agreement) performance hereunder, including without limitation, examining, copying, making extracts and retaining the same from all records which Disney reasonably deems appropriate to verify the accuracy and completeness of Licensee’s statements and payments hereunder, including by way of example and not limitation, a complete master inventory list (with both Disney and non-Disney SKUs) or any approvals required hereunder. If requested by Disney or its representative (i) the audit may also include an inspection of physical inventory, and (ii) Licensee shall provide data such as Sales, returns and inventory, in electronic form prior to the scheduled audit. If requested by Licensee, Disney or its representatives shall execute a mutually acceptable confidentiality agreement. Disney shall bear the cost of any such audit(s) conducted pursuant to this Section 6.2, except as otherwise provided in Section 6.3. With regard to information relating to sales data or royalty payments made or received in relation to third parties not involved with Licensed Products, Licensee may redact the identity of such third parties from such records, provided such information is shown for purposes of overall reconciliation and completeness, and Licensee furnishes sufficient identification of such data and payments to reasonably satisfy Disney that such information is not related to Licensed Products. Without limiting the generality of this Section 6.2, Licensee acknowledges that Disney may furnish Licensee with an audit questionnaire. Licensee agrees to fully and accurately complete such questionnaire and return it to Disney within the designated time. Disney’s use of an audit questionnaire shall not limit Disney’s ability to conduct any on-site audit(s) as provided hereinabove.
6.3 Underpayment Remedies. Without prejudice to any other right or remedy available to Disney, if any audit pursuant to the preceding Section 6.2 discloses that Licensee has underpaid to Disney any amounts due in any Royalty Payment Period (i) Licensee shall pay Disney the amount of any such underpayment, together with interest accrued thereon from the date on which such underpayment occurred until the amount thereof is paid at the interest rate set forth in Section 4.4, and
(ii) if such underpayment is in an amount equal to five percent (5%) or more of the amounts reported for such Royalty Payment Period, Licensee shall reimburse Disney for the full and reasonable costs of such audit, including the cost of outside auditors, or, if used, Disney employee auditors (in the latter case, the cost shall be calculated at One Hundred Fifty U.S. Dollars (US $150.00) per hour per person for travel time during normal working hours and actual working time). Overpayment of any amounts does not result in an interest credit. If an audit discloses a payment deficiency of seven percent (7%) or more of the amounts reported for the Royalty Payment Period audited, then in addition to the above, Disney shall have the right to immediately terminate all License Agreements upon written notice to Licensee, even if Licensee tenders the deficiency and associated costs and expenses to Disney. For purposes of calculating the five percent (5%) and seven percent (7%) thresholds hereinabove, any amounts Licensee is required to pay in accordance with Section 9.4 should be included in such calculation.
6.4 Failure to Keep Adequate Records or Permit Audit. If Licensee fails to (i) keep, maintain and/or provide adequate books and records for one (1) or more Royalty Payment Periods or (ii) permit Disney or its representatives to exercise its audit rights, Disney shall be entitled to draw inferences adverse to Licensee and assess the amounts owed by Licensee to Disney in its reasonable discretion, based on, among other factors, the books and records Licensee has kept, if any, market conditions, Disney’s experience selling similar items, and any other reasonable estimates and assumptions Disney deems appropriate.
6.5 Payments and Remedies. Licensee shall make any payment or reimbursement required under this Section 6 within thirty (30) days of

Disney’s request, or earlier if so requested by Disney. Disney’s acceptance of any payment or reimbursement from Licensee hereunder shall be without prejudice to any legal, equitable, contractual or other right or remedy available to Disney, all of which are cumulative. Nothing contained in a License Agreement shall preclude Disney from any subsequent challenge of Licensee’s Royalty Statements or payments.

7. OWNERSHIP.

7.1 Ownership of Licensed Material. Licensee acknowledges and agrees that, as between DEI or its Designee, on the one hand, and Licensee, on the other hand: (i) all proprietary rights in and to Licensed Material, including without limitation, any intellectual property rights pertaining thereto, are exclusively owned by and reserved to DEI or its Designee, (ii) Licensee’s use of Licensed Material shall inure to the benefit of DEI or its Designee,
(iii) Licensee shall only make use of Licensed Material as permitted in a License Agreement, and
(iv) Licensee shall not assert or acquire any proprietary rights in Licensed Material; provided, however, that in the event that Licensee is deemed to have any rights in Licensed Material, Licensee hereby assigns to DEI or its Designee absolutely and exclusively all of Licensee’s right, title and interest in Licensed Material (including, without limitation, all copyrights and renewals thereof, in all media now known or hereafter developed), throughout the Universe in perpetuity (or for the full time period otherwise permitted under local Laws), in all languages. In the event any right, title, or interest in any Licensed Material is not transferred to DEI or its Designee by operation of assignment, Licensee hereby grants to DEI or its Designee an exclusive, transferable, sublicensable, Universe-wide, paid-up, royalty-free and irrevocable license to use, exploit and sublicense any and all Licensed Material and related intellectual property rights, whether or not copyrightable, patentable or otherwise protectable under Laws, in perpetuity (or for the full time period otherwise permitted under local Laws), in all languages.
7.1.1 Disney Design Elements. Without limiting Section 7.1, Licensee further acknowledges and agrees that (i) any and all Disney Design Elements are works made for hire and commissioned works (in accordance with applicable copyright Laws), (ii) DEI or its Designee is the commissioning party for, author of, and owner of all rights in, the Disney

Design Elements, and (iii) all intellectual property rights in the Disney Design Elements shall vest from inception in DEI or its Designee. Licensee acknowledges and agrees that it does not own and shall not claim any rights in any Disney Design Elements. To the greatest extent permitted by Laws and in the event any right, title or interest in the Disney Design Elements does not vest from inception in DEI or its Designee and remains vested in Licensee, or if the work made for hire doctrine is not effective, Licensee hereby assigns to DEI or its Designee absolutely and exclusively all of Licensee’s right, title and interest in the Disney Design Elements (including, without limitation, all copyrights and renewals thereof, in all media now known or hereafter developed), throughout the Universe in perpetuity (or for the full time period otherwise permitted under local Laws), in all languages, and undertakes not to exercise any moral rights in any work comprising or contained in any such Disney Design Elements. In the event that any right, title or interest in any Disney Design Elements created by Licensee is not transferred to DEI or its Designee by operation of assignment, Licensee hereby grants to DEI or its Designee an exclusive, transferable, sublicensable, Universe- wide, paid-up, royalty-free and irrevocable license to use, exploit and sublicense any and all Disney Design Elements and related intellectual property rights, whether or not copyrightable, patentable or otherwise protectable under Laws, in perpetuity (or for the full time period otherwise permitted under local Laws), in all languages.
7.1.2 Third Party Contributions. If any third party makes or has made any contribution to the creation of any Disney Design Elements, such contribution shall be deemed a work made for hire and a commissioned work owned by DEI or its Designee from inception, or if the work made for hire doctrine is not effective, shall be duly assigned to DEI or its Designee. Licensee shall require such commissioned party to enter into an agreement providing for ownership by DEI or its Designee of all rights in the contribution. Licensee may use the form of Copyright Agreement included in Section VIII of the Reference Packet, or another document accomplishing the same purpose.
7.1.3 Covenant of Originality. Licensee represents, warrants and covenants that the Disney Design Elements are and shall be original to Licensee or a third party who has agreed in writing that DEI or its Designee owns such contributions; provided, however, this covenant regarding originality shall not extend to any materials Disney supplies to Licensee, but does apply to all derivations, additions, or modifications thereto.
7.1.4 Trademark Assignment. Without limiting Section 7.1 or any subsections thereunder, if Licensee for any reason is found to have obtained any interest in any Trademark (as well as any future trademark rights created by other use of the Trademarks on or in association with Licensed Products), Licensee hereby assigns those rights to DEI or its Designee, together with the goodwill attaching to that part of the business in connection with which such Trademark(s) is used. DEI or its Designee hereby accepts such assignment.
7.2 Intellectual Property Notices. All Licensed Products, PA Materials, and other matter containing Licensed Material shall bear a properly located, permanently affixed intellectual property or other proprietary notice as Disney communicates to Licensee in writing. Licensee shall comply with such instructions as to form, location and content of the notice as Disney may give from time to time. If an improper notice appears on, or if a proper copyright or trademark notice is omitted from, any Licensed Product or other matter containing Licensed Material, Licensee agrees at Licensee’s expense immediately to correct the error on all such Licensed Products or other matter in Licensee’s control or in the process of manufacture.
7.3 Assistance From Licensee. During the Term upon Disney’s request, Licensee agrees to give Disney written confirmation of the first shipment date and shelf date for each SKU of each Licensed Product. During the Term and thereafter, Licensee shall promptly execute and provide to Disney such documents and take such actions as Disney reasonably requests or as are necessary or appropriate under Laws to vest fully any of the rights to Licensed Material in DEI or its Designee. Licensee shall reasonably assist DEI or its Designee in the prosecution, assertion, investigation and/or defense of the rights of DEI or its Designee in Licensed Material, and Licensee shall provide, at reasonable cost to be borne by DEI or its Designee, any evidence, documents and testimony in connection therewith. Licensee shall not oppose or seek to cancel or challenge, in any forum, any intellectual property ownership, application or registration of DEI or its Designee regarding Licensed Material. DEI or its Designee shall have the right, but not any obligation, to enforce intellectual property rights with respect to Licensed Material. Licensee shall not attempt to assert any such rights directly, but may notify Disney of any suspected infringements.

7.4 Withdrawal For Possible Infringement Claim. Disney may withdraw from the scope of a License Agreement any Licensed Material and/or Licensed Products the use or sale of which under a License Agreement would, in Disney’s good faith judgment, infringe or reasonably be claimed to infringe or violate the rights of a third party. In such case, Disney’s obligation to Licensee shall be limited to the purchase of unsaleable Licensed Products at Direct Manufacturing Cost, plus the reasonable cost of shipping such Licensed Products to Disney as approved in advance in writing by Disney. In the case of any material withdrawal pursuant to this Section, the Parties shall discuss in good faith whether or not it is appropriate to adjust any Guarantee(s) to correspond to the time remaining in the Term of the affected Schedule(s), or the number of Licensed Products remaining under such Schedule(s), at the date of withdrawal, taking into account the relative importance of Licensed Material and/or Licensed Products withdrawn based on, among other financial considerations, the Forecasts. This Section 7.4 does not supersede or otherwise limit the Parties’ respective indemnity obligations for third party claims under Section 8. In addition, if Licensee knew or reasonably should have known that its use of Licensed Material or other conduct would infringe a third party’s rights (or reasonably be claimed to infringe or violate a third party’s rights), Disney shall be under no obligation to purchase any Licensed Products or adjust any Guarantee; rather, at Disney’s option, Licensee shall destroy such Licensed Products, providing a certification signed by an officer of Licensee attesting to such destruction, and Disney shall retain all rights and remedies under a License Agreement.
7.5 Licensee’s Ownership of Certain Intellectual Property. Nothing in a License Agreement shall be deemed to grant Disney rights to any trademarks, copyrights, trade secrets, manufacturing processes, technology, proprietary techniques or patents owned by Licensee, or used by Licensee under a license from a third party, in connection with Licensed Products or otherwise, which are not Disney Design Elements or otherwise derived or adapted from Licensed Material.

8. INDEMNITY.

8.1 Licensee Indemnification. Licensee shall defend and indemnify the Disney Indemnified Entities against and hold them harmless from any and all Claims arising from or relating to any (i)

actual or alleged breach by Licensee of any agreement, representation, warranty or covenant made in a License Agreement, (ii) allegation or claim that any Licensed Product or PA Materials violates, infringes or misappropriates the rights of any third party, (iii) actual or alleged injury to Person or property alleged to have been caused by any Licensed Product or PA Materials, including, without limitation, claims for product liability, (iv) acts or omissions of Licensee, its officers, directors, employees, agents, subcontractors, or other Person acting on behalf of or in concert with Licensee in connection with a License Agreement, and (v) unauthorized use of Licensed Material.
8.2 Disney Indemnification. Disney shall defend and indemnify the Licensee Indemnified Entities against and hold them harmless from any Claim that Licensee’s use of any representation of Licensed Material approved in accordance with a License Agreement infringes the copyright rights of any third party. Disney shall not be obligated to provide indemnification or have any obligation or liability for any Claim that arises from or relates to Licensee’s failure to obtain the full assignment of rights as referenced in Section 7.1.2, or uses by Licensee of Licensed Material that Licensee knew or reasonably should have known would infringe or violate a third party’s rights.
8.3 Procedures for Indemnification.
8.3.1 A Party seeking indemnification (the “Indemnified Party”) for any Claim shall promptly notify the Party required to provide indemnification hereunder (the “Indemnifying Party”) in writing of such Claim. The Indemnifying Party shall control the defense of any Claim for which it accepts indemnification provided that (i) the Indemnifying Party’s choice of counsel must be reasonably acceptable to, and not be in conflict with any interest of, the Indemnified Party, (ii) the Indemnifying Party shall consult in a meaningful way with and keep the Indemnified Party informed of the progress of the defense or settlement of the Claim, and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise a Claim, make any admission or acknowledgment of liability or wrongdoing, or otherwise take any steps that would prejudice the interests of the Indemnified Party. The Indemnified Party (a) shall, at the Indemnifying Party’s request and reasonable expense, cooperate and assist the Indemnifying Party in the negotiation, defense or settlement of any Claim and (b) may employ counsel at its own expense in the defense of any Claim.

Notwithstanding the above, in the event that the Indemnifying Party does not accept the defense of or indemnification for any Claim for which indemnification is required pursuant to this Section
8 within ten (10) business days following the receipt of written notice from the Indemnified Party of any such Claim, the Indemnified Party, without waiving any rights hereunder, shall have the full right to defend against and settle any such Claim at the expense of the Indemnifying Party.
8.3.2 Notwithstanding Section 8.3.1, if Disney in its reasonable business judgment determines that the conduct of the defense of any Claim for which it is required to be indemnified might affect adversely the validity or enforceability of any intellectual property rights of DEI or its Designee, Disney shall have the right at all times to take over and assume control of the defense of any such Claim and Licensee shall be responsible for the reasonable expenses of such defense.
8.4 No Trademark Indemnity. Disney gives no warranty or indemnity with respect to any liability or expense arising from any claim that any use of Licensed Material on or in connection with Licensed Products or PA Materials infringes any trademark right of any third party, or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party, except where such prior rights have been acquired from Disney. Disney is relying upon Licensee, and Licensee has the responsibility, to carry out such searches and investigations as are reasonable to establish that Licensed Products and PA Materials manufactured or created under a License Agreement, including any use made of Licensed Material, do not infringe such rights of any third party, and Disney shall not be liable to Licensee if such infringement occurs.
8.5 No Other Indemnity Obligations. No other obligation for indemnity, whether equitable or otherwise, exists between the Parties except as specified in this Section 8 may terminate a License Agreement at any time if (i) the other Party breaches a material term of a License Agreement and (ii) such breach is not cured within fifteen (15) days following written notice thereof, in accordance with Section 12.5, from the non-breaching Party to the breaching Party. In the case of a non-monetary breach which cannot reasonably be cured within the fifteen (15) day period stated above, the breaching Party shall instead have a thirty (30) day cure period, provided that the breaching Party (a) in good faith begins efforts to cure the breach within the fifteen (15) day period following written notice of the breach and

(b) thereafter proceeds diligently (but fails) to complete the cure of the specified breach to the non-breaching Party’s satisfaction within the thirty
(30) day period). The foregoing shall be without prejudice to any other rights or remedies available to the Parties, except as set forth below in Section 9.3.

9. TERMINATION.

9.1 Mutual Right to Terminate. Either Party
9.2 Immediate Termination. Without prejudice to any other rights or remedies available to Disney, Disney may at any time terminate a License Agreement effective upon written notice thereof to Licensee in accordance with Section 12.5, upon the occurrence of one (1) or more of the following events (provided, however, that with respect to Section 9.2.3 below such termination shall occur automatically and immediately without the need for any notice):
9.2.1 Licensee manufactures, sells or delivers, without Disney's prior written authorization, any Merchandise containing representations of Licensed Material, or other material proprietary to DEI or its Designee, other than the Licensed Products licensed and approved in accordance with a License Agreement;
9.2.2 Licensee delivers Licensed Products outside the Territory or sells Licensed Products to a third party when Licensee knows or should know in the exercise of prudent business judgment that such sales ultimately will result in delivery outside the Territory, unless pursuant to a written distribution permission or separate written license agreement with Disney or any of Disney's Affiliates;
9.2.3 Licensee fails to generally pay its debts as they become due, or makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against Licensee (and is not dismissed within ninety (90) days) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee or other similar official for all or for any substantial part of its property or assets;
9.2.4 Licensee, due to material changes in its financial position, or for other reasons, is unable to meet Licensee’s obligations under a License Agreement, or is unable to provide Disney with assurance reasonably satisfactory to Disney that Licensee will be able to meet such obligations;
9.2.5 Licensee assigns or transfers any of its rights, benefits or obligations under a License Agreement in violation of a License Agreement;
9.2.6 Licensee breaches any material term of a License Agreement and the breach is not reasonably capable of being cured;
9.2.7 Licensee breaches the same provision of a License Agreement more than once and Disney gave Licensee written notice of the prior breach under such License Agreement;
9.2.8 Licensee (or any of its Affiliates) breaches any other agreement with Disney (or any of its Affiliates), and Disney (or its Affiliate) has terminated such agreement for cause;
9.2.9 Licensee (or any of its Affiliates) breaches any surviving obligation under any expired or terminated agreement between Disney (or any of its Affiliates) and Licensee (or any of its Affiliates) and such breach has not been cured or waived;
9.2.10 Licensee breaches any provision of the ILS Program; or
9.2.11 Licensee displays, markets, advertises, releases, or otherwise discloses publicly any Restricted Materials in violation of Section 12.2.
9.3 Disney’s Control of Licensed Material. In the event that Disney terminates a License Agreement, Licensee hereby waives any claim for injunctive relief to contest Disney’s determination that a termination event has occurred or to otherwise affect Disney’s full and absolute control of Licensed Material and Licensee hereby waives any right to any such determination; provided, however, nothing in this Section shall preclude Licensee from bringing an action for damages, but prior to and during any such action, Disney shall have full and absolute control over Licensed Material. Disney may suffer material and irreparable damage if Licensee breaches or threatens to breach a License Agreement, including if Licensee continues to manufacture, offer for sale, sell, advertise, promote or distribute Licensed Products upon the expiration or termination of a License Agreement, and Disney may have no adequate remedy at law because it may be difficult or impossible to establish the full and precise monetary value of such damage. Licensee agrees that, in addition to any and all other remedies available to Disney, Disney shall have the right to seek to have any such activity by Licensee restrained by appropriate judicial relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of Disney posting any bond.
9.4 Additional Payments for Unauthorized Sales. In addition to and without waiving any other rights or remedies available to Disney, including without limitation, termination of a License Agreement, if Licensee breaches a License Agreement by engaging in Unauthorized Sales, Licensee shall pay to Disney the Gross Invoiced Billings or the Consumer Sales, as applicable, on any such Unauthorized Sales. Licensee shall make such payments to Disney together with interest accrued thereon from the date on which such Unauthorized Sales occurred until the amount thereof is paid at the interest rate set forth in Section 4.4, immediately upon written request by Disney, and no such payments shall apply against any Guarantee.

10. EFFECT OF EXPIRATION OR TERMINATION OF LICENSE AGREEMENT.

10.1 Reversion of Rights to Disney. Upon the expiration of the Term, or upon the effective date of termination if a License Agreement is earlier terminated pursuant to Section 9: (i) Licensee shall cease any and all uses of Licensed Material, including without limitation, any manufacturing (including without limitation by Facilities), advertising, sale and distribution (subject to Section 10.4) of Licensed Products, (ii) all rights granted to Licensee under a License Agreement shall revert to Disney, and (iii) Disney shall be entitled to retain all monies paid to Disney. If Disney terminates a License Agreement prior to the expiration of the Term pursuant to Section 9, all unpaid Royalties, and Guarantees (or portions thereof) shall become immediately due and payable. If Licensee terminates a License Agreement in accordance with Section 9.1 because of a material, uncured breach by Disney, and Licensee is in full compliance with all of the terms and conditions of a License Agreement, Licensee shall not be required to pay any unpaid Guarantee obligation applicable to the remaining Term from and after the date of termination. Upon a withdrawal of rights by Disney pursuant to a License Agreement: (a) Licensee shall immediately cease any and all uses of and activities within (as applicable) such withdrawn Licensed Material, Licensed Product, Property, Distribution Channel and/or country(ies) of the Territory, (b) all rights granted to Licensee with respect thereto shall revert to Disney, and (c) Disney shall be entitled to retain all monies paid to Disney with respect thereto.
10.2 Disposition of Reproduction Materials; Return or Destruction of Licensed Material. Upon the expiration of the Term or Sell-Off Period (if applicable), or if a License Agreement is earlier terminated pursuant to Section 9, upon the effective date of such termination, Licensee shall (i) at Disney’s option, either (a) transfer to Disney or its designated representative, physical possession of any and all Reproduction Materials (and/or cause its Facilities to do so), or (b) destroy, efface or delete (as applicable) all Reproduction Materials,
(ii) return to Disney all artwork, Style Guides, or other items containing Licensed Material, and (iii) destroy any unsold inventory of Licensed Products in Licensee’s possession or control (subject to Section 10.5). Licensee shall furnish to Disney a certificate, signed by an officer of Licensee, attesting to any destruction provided in the preceding sentence. If Disney requires the transfer of physical possession of the tooling, molds, or plates, Licensee shall be paid an amount equal to the original direct cost of the tooling, molds or plates, less a reasonable amount for wear and tear, as determined by Disney in its commercially reasonable discretion.
10.3 Inventory Statement. Within thirty (30) days prior to the expiration of the Term (and again upon expiration), or if a License Agreement is earlier terminated, upon the effective date of such termination, Licensee shall provide Disney with a full written statement of any then-existing unsold inventory of Licensed Products in Licensee’s possession or control, and any additional information reasonably requested by Disney. During the Pre-Expiration Period, Licensee’s sales of Licensed Products shall be limited to the Pre- Expiration Sales Cap. In the event that Licensee sells Licensed Products in excess of the Pre- Expiration Sales Cap, Licensee shall pay Disney the Gross Invoiced Billings on such excess sales and such amount shall in no event apply against any Guarantee.
10.4 Sell-Off Period. If Licensee has complied with all of the terms and conditions of a License Agreement, including without limitation, providing written inventory statements to Disney at the times prescribed in Section 10.3, then, subject to Disney’s prior written consent, Licensee shall have the non- exclusive right during the Sell-Off Period to sell off such inventory of Licensed Products; provided however, that Licensee’s shipment volume of

Licensed Products during the Sell-Off Period shall not exceed the volume shipped during the corresponding time period of the previous year. Licensee shall furnish Disney with a Royalty Statement and pay all Royalties in respect of such Sales in accordance with a License Agreement. All rights and remedies available to Disney during the Term shall be equally available to Disney during the Sell-Off Period. Licensee shall cease all Sales of Licensed Products upon the expiration of the Sell-Off Period, and destroy any unsold inventory of Licensed Products in Licensee’s possession or control (subject to Section 10.5). Licensee shall furnish to Disney a certificate, signed by an officer of Licensee attesting to any destruction provided in the preceding sentence. However, Licensee may retain sufficient inventory to comply with ongoing warranty obligations to consumers for Licensed Products, if applicable.
10.5 Disposition of Inventory. Upon the expiration of the Term or Sell-Off Period (if applicable), or if a License Agreement is earlier terminated, upon the effective date of such termination, Disney and its Affiliates shall have the right, but not the obligation, to take possession of, or require Licensee to deliver to Disney (to a location within the Territory designated by Disney) at no cost to Disney any unsold inventory of Licensed Products remaining in Licensee’s possession or control.

11. NON-ASSIGNABILITY.

11.1 No License Transfer Without Consent. Each License Agreement, and the license granted to Licensee, are personal to Licensee, who was specifically chosen by Disney to be licensed because of Licensee’s and certain of Licensee’s employees’ particular expertise and ability to design, produce and sell Licensed Products in ways that maximize the value of Licensed Products, and to otherwise perform a License Agreement. Licensee shall not authorize, cause or otherwise engage in, or be subject to, any License Transfer without Disney's prior written consent, to be granted or withheld in Disney's absolute discretion. Any purported License Transfer without such consent shall be deemed null and void and shall result in the automatic and immediate termination of a License Agreement as of the date of the License Transfer.
11.2 Notice of Proposed License Transfer; Transfer Fee. Licensee shall provide Disney with at least thirty (30) days’ prior written notice of any proposed License Transfer, and concurrently therewith, such information and documentation as is reasonably necessary to enable Disney to evaluate the proposed License Transfer. Disney’s consent (if given) may be subject to such terms and conditions as Disney deems appropriate, including without limitation, payment of a Transfer Fee to Disney. Such Transfer Fee represents compensation to Disney for: (i) the risk of business interruption, or loss of quality or control Disney may suffer as a result of the License Transfer, (ii) potential risks relating to the identity, reputation, creditworthiness, financial condition and/or business capabilities of the Person involved in the License Transfer, (iii) the value of a License Agreement in terms of the total consideration received by Licensee in connection with the License Transfer, and (iv) Disney’s internal costs related to the License Transfer. A Transfer Fee shall not be required if a License Agreement is assigned to one of Licensee’s Affiliates as part of a corporate reorganization exclusively among some or all of the entities existing in Licensee’s corporate structure as of the Effective Date of such License Agreement; provided, however, that Licensee gives Disney written notice of such assignment and a description of the reorganization, and obtains Disney’s consent to the assignment as provided in Section 11.1.
11.3 Conditions for Affiliate Sublicensing. In the event Disney consents, pursuant to Sections  11.1 and 11.2, to a sublicense by Licensee to an Affiliate of Licensee, then Licensee represents, warrants and covenants that (i) Licensee shall require such Affiliate to perform the sublicensed rights and/or obligations subject to, and in compliance with, all terms, conditions, and restrictions of a License Agreement (including, without limitation, (a) the right of Disney, or its representatives, to audit such Affiliate and (b) those obligations which by their nature would continue beyond the termination or expiration of a License Agreement), (ii) each such Affiliate shall (a) execute such further agreements between them as may be necessary or appropriate to formalize the sublicense and (b) upon Disney’s request, provide Disney with copies of such agreements or any further documentation, guaranties, and/or indemnifications Disney may require, (iii) Licensee shall at all times remain directly liable to Disney for the full and complete performance of Licensee’s rights and obligations under a License Agreement, notwithstanding any sublicense or any direct right of action that Disney may have against such Affiliate, and (iv) Licensee shall not sublicense to such Affiliate any of Licensee’s obligations under a License Agreement to submit to Disney any payments, reports, notices and/or requests for approvals or consents. In the event that Disney consents to a sublicense to an Affiliate of Licensee in accordance with this Section 11, any such sublicense shall automatically expire (or earlier terminate), without any further action required, upon the expiration (or earlier termination) of a License Agreement.

12. GENERAL.

12.1 Amendments. No provision of a License Agreement may be modified, supplemented or amended except by a written instrument duly executed by each of the Parties thereto; provided, however, a unilateral notice may be issued by one Party to the other in connection with a change of address, and in the case of uncontroversial amendments such as adding a Licensed Product, Licensed Material, Territory, or Distribution Channel, or extending the Sell-Off Period, upon which both Parties have agreed, Disney may send such amendment to Licensee and if Licensee does not object in writing to such amendment within ten (10) calendar days of the date of Licensee’s receipt of such amendment, then a License Agreement shall be deemed amended thereby, effective as of the effective date of such amendment. Any amendment to increase a Royalty Rate, or Guarantee must be signed by both Parties.
12.2 Confidential Information. Licensee agrees not to use or disclose to any third party any Confidential Information without obtaining Disney’s prior written consent; provided, however, a License Agreement may be disclosed on a need- to-know basis to Licensee’s attorneys and accountants who agree to be bound by this confidentiality provision.
12.2.1 Exceptions to Confidentiality. The obligations of confidentiality contained in a License Agreement shall not apply to information which: (i) is in the public domain, (ii) comes into the public domain other than due to a fault on the part of Licensee and/or its Affiliates, (iii) is received by Licensee from a third party who did not receive it in confidence, or (iv) is necessarily disclosed pursuant to a statutory or regulatory obligation, or to comply with the valid order of a court of competent jurisdiction, in which event Licensee shall notify Disney in advance and seek confidential treatment of such information.
12.2.2 Term of Confidentiality Obligation. The

obligations of confidentiality shall remain in full force and effect for a period of three (3) years following the expiration or earlier termination of a License Agreement.
12.2.3 Confidential Information and Introduction to the Trade of Restricted Materials. Licensee shall not, without prior written consent of Disney, display, market, advertise, release, or otherwise disclose publicly, including without limitation, to retailers, distributors or sales accounts, any Restricted Materials prior to the dates such Restricted Materials are authorized for release by Disney in writing. Notwithstanding the foregoing, Licensee may use Restricted Materials that are clearly and permanently watermarked with Licensee’s name at trade shows and at presentations to sales accounts prior to the dates specified by Disney provided such watermarked Restricted Materials are retained by Licensee and not permitted to be photographed by the person(s) with whom the Restricted Materials are shared. Licensee acknowledges and accepts that it shall be responsible for ensuring that no Restricted Materials are displayed, released, or otherwise disclosed publicly either by Licensee or by anyone else prior to the date authorized by Disney in writing. In the event that any Restricted Materials are displayed, released, or otherwise disclosed to the public prior to the dates specified in writing by Disney, in addition to all other options and remedies available to Disney hereunder, Disney may immediately terminate a License Agreement on written notice.
12.3 Preservation of Disney’s Goodwill. The rights and powers retained by Disney, and the limitations and obligations placed on Licensee, are necessary to protect the Licensed Material and all intellectual property rights associated therewith, including without limitation, the preservation of the goodwill and good name of the Disney Entities. Therefore, Licensee shall not engage in actions that would impair the legal status, or detract from or impugn the public acceptance and popularity thereof. Without limiting the foregoing, Licensee agrees to refrain from any action or inaction that would reduce or negatively affect the goodwill of the Disney Entities or associated with the Licensed Material. Licensee acknowledges and agrees that such prohibited conduct includes the production, marketing, advertising, sale or use of any Licensed Products: (i) in any manner that is inconsistent with the family values associated with the Licensed Material or the Disney Entities, (ii) in any manner that disparages Licensed Products or the Disney

Entities, including by engaging in the practice of “dumping” any Licensed Products, and/or (iii) in any manner that does not make clear that the Licensed Material is owned or co-owned by or licensed to the Disney Entities. In addition, Licensee agrees that it will not produce, market, advertise or sell items of Merchandise embodying or bearing any artwork or other representation that Disney determines, in its reasonable discretion, is confusingly similar to the Licensed Material (or other proprietary material owned or co-owned by or licensed to the Disney Entities) so as to suggest association with or sponsorship by any of the Disney Entities. In addition, Licensee shall not use or co-mingle with the Licensed Material or Licensed Products, and shall use commercially reasonable efforts to keep others from using or co- mingling with the Licensed Material and Licensed Products, any other characters or properties (and related intellectual property), whether owned by Licensee or a third party, in a manner that suggests association with or sponsorship by any of the Disney Entities. Licensee shall, in connection with its duty to use the Licensed Material so as to promote the continuing goodwill thereof, give immediate attention and take necessary action to satisfy all legitimate customer complaints brought against Licensee in connection with Licensed Products or PA Materials. Licensee shall give Disney immediate notice of all complaints that might materially affect the good standing of the Licensed Material or the reputation of Disney, including any complaints that might result in legal action between Disney and any third party, and cooperate with Disney upon request to achieve reasonable solutions that preserve the goodwill and reputation of Disney and the Licensed Material. Licensee acknowledges and agrees that it is extremely difficult to fix actual damages which may proximately arise from the dumping of any Licensed Products. In the event Licensee engages in such dumping, Licensee shall immediately pay Disney the amount obtained by multiplying (i) the highest Royalty Rate specified in a Schedule, (ii) the highest selling price charged by Licensee for such Licensed Products, and (iii) the number of Licensed Products dumped. The payment of such amount (a) shall be payable as liquidated damages, without prejudice to any other right or remedy available to Disney, including without limitation, the right to seek injunctive relief, (b) by Licensee, and its acceptance by Disney, shall not mean that such dumping activity is thereby licensed by Disney or that any future dumping by Licensee is shall not apply against any Guarantee. As used in this Section 12.3, “dumping” shall mean the distribution of Licensed Products at volume levels significantly above Licensee’s prior sales practices with respect to the Licensed Products, and at price levels so far below prior sales practices with respect to the Licensed Products as to suggest that the Licensed Products are second-rate, low quality, low value, unwanted or counterfeit products so as to disparage Disney or the Licensed Products.
12.4 Waivers. No release, discharge or waiver of any provision of a License Agreement shall be enforceable against or binding upon either Party unless in writing and executed by a duly-authorized officer of the Party. Neither the failure to insist upon strict performance of any of the terms or conditions thereof, nor, in the case of Disney, the acceptance of monies or Royalty Statements due thereunder, shall be deemed a waiver of any rights or remedies or a waiver of any breach or default of any kind or nature.
12.5 Notices. All notices either Party is required to send to the other Party in connection with a License Agreement shall be transmitted in writing and shall be deemed served (i) when hand delivered, (ii) when transmitted by email, (iii) upon delivery when sent by express mail, courier, overnight mail or other commercially recognized delivery service, charges prepaid, (iv) five (5) business days following the date mailed when sent by United States mail, postage prepaid, or (v) two (2) business days following the date of transmission (with delivery confirmation) when sent by facsimile transmission, addressed as provided in a Schedule. Either Party may designate a different address by written notice to the other in accordance with this Section 12.5. Requests for approvals of Licensed Products at any stage shall be made through OPA, unless otherwise agreed in writing by Disney. Other requests by Licensee to Disney for approvals or consents required under a License Agreement, and responses by Disney thereto, may be communicated by email unless Disney requests a hard copy of any submission.
12.6 Entire Agreement. The provisions of a License Agreement (including the Schedule(s), Attachment(s) to the Schedule(s) and the Reference Packet) contain the entire agreement between the Parties with respect to the subject matter thereof, and a License Agreement supersedes and replaces any and all prior or contemporaneous agreements and negotiations between the Parties, whether written or oral, with respect to the subject matter thereof. No statement or inducement with respect to the subject matter thereof by any Party or by any agent or representative of any Party which is not contained in a License Agreement shall be valid or binding between the Parties.
12.7 Relationship of Parties; No Third Party Beneficiaries. The Parties hereby acknowledge that their relationship is that of licensor and licensee and that nothing herein is intended or shall be construed or deemed to create, or to express an intent to create, a partnership, joint venture, fiduciary, employment, franchise or agency relationship of any kind or nature whatsoever between the Parties. Nothing in a License Agreement is intended or shall be deemed to confer any rights or benefits upon any Person other than the Parties thereto, or to make or render any such other Person a third-party beneficiary of a License Agreement, except to the extent that an Affiliate of either Party, or any officer, director, or employee of a Party or its Affiliate, has any rights, including a right to be indemnified, under a License Agreement.
12.8 Construction. Each License Agreement has been fully reviewed and negotiated by the Parties thereto and their respective counsel. In interpreting a License Agreement, no weight shall be placed upon which Party thereto or its counsel drafted the provision being interpreted. In addition, there shall be no presumption made or inference drawn because of the drafting history of a License Agreement, or because of the inclusion or deletion of a provision not contained in a prior draft.
12.9 Severability. If any term or provision of a License Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, such term or provision shall be deemed to be severable from the other terms and provisions thereof, and the remainder of a License Agreement shall be given effect as if the Parties had not included the severed term or provision therein.
12.10 Approvals. To be valid, any approval by Disney under a License Agreement must be in writing or through OPA. Disney may grant or deny any approvals in its absolute discretion.
12.11 Computer System Security and Remote Access Requirements. In the event that Licensee is provided direct or remote access to any Disney Computer System by any method, Licensee agrees to comply with all of the requirements described in Section IX of the Reference Packet. If Licensee is supplied with a password to gain access to any Disney Computer System, Licensee agrees to maintain the confidentiality of the password. Licensee agrees that Disney may monitor

Licensee’s use of the password, and Licensee agrees to provide all required legal notifications to its employees regarding same, as well as to comply with all privacy and other Laws in the circumstances. If any of Licensee’s employees leave employment, Licensee immediately shall disable such employee’s email address from any access to any Disney Computer System. Licensee shall only access Disney Computer Systems for the limited purpose of fulfilling its obligations under a License Agreement. Such access shall be limited to that period of time necessary for Licensee to accomplish this purpose under a License Agreement. Licensee acknowledges that Disney retains the right to terminate access to any Disney Computer System at any time, in its absolute discretion without any liability to Licensee. Any violation of the Computer System Security and Remote Access Requirements or unauthorized use of or access to a Disney Computer System by Licensee’s employees, subcontractors or agents shall constitute a breach of a material term of a License Agreement.
12.12 Governing Law and Venue. A License Agreement shall be deemed to be an executory agreement entered into in the State of California and shall be governed by and interpreted in accordance with the Laws of the State of California applicable to agreements made and to be fully performed in California without regard to any choice of law principles or statutes thereof. Any legal proceeding arising in connection with a License Agreement shall be submitted to the exclusive jurisdiction of the Los Angeles County courts and Licensee hereby waives any defenses or objections based on lack of jurisdiction, improper venue, and/or forum non conveniens.
12.13 Limitation of Liability. Neither Party shall be liable to the other for any punitive, exemplary, consequential, incidental, indirect or special damages, or lost profits; provided, however, that (i) a claim by Disney for any unpaid Guarantee(s) shall not be deemed a claim for lost profits or otherwise be barred under this Section 12.13, and (ii) the limitation on damages shall not apply to a Party’s indemnity obligations under Section 8. If, as a result of a Claim for which Disney indemnifies Licensee pursuant to Section 8.2, Licensee cannot sell Licensed Products containing any representation of Licensed Material approved by Disney in accordance with a License Agreement, Disney’s obligation to Licensee in respect of the unsaleable Licensed Products shall be limited to the purchase of such unsaleable Licensed Products at

Direct Manufacturing Cost.
12.14 Conflicting Terms. In the event of any conflict between a Schedule and the Standard Terms and Conditions, the terms of such Schedule shall prevail.
12.15 Survival. The provisions of a License Agreement which, by their nature, are intended to survive the expiration or termination of a License Agreement shall survive the expiration or termination of a License Agreement indefinitely or for such shorter period of time as may be set forth in any such provision.
12.16 Counterparts; Facsimile Signatures. A License Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Facsimile or PDF signatures to a License Agreement shall be effective.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered, by their duly authorized representatives, the Standard Terms and Conditions as of the date first written above:

DISNEY CONSUMER PRODUCTS, INC.

By: /s/ John T. King
Name: John T. King
Title: Vice President, Licensing
Date: 8/26/2015

TRUE DRINKS HOLDINGS, INC.

By: /s/ Lance Leanard
 Name: Lance Leonard
Title: President, Chief Executive Officer
Date: 8/7/2015

SCHEDULE TO LICENSE AGREEMENT BETWEEN
DISNEY CONSUMER PRODUCTS, INC. (“Disney”)
500 S. Buena Vista St., Burbank, CA 91521
and
TRUE DRINKS HOLDINGS, INC. (“Licensee”)
18552 MacArthur Blvd Suite 325, Irvine, CA 92612
DATED: April 1, 2015

Contract Number: 1331717477
Short Title: Flavored Water

This schedule is agreed to by Disney and Licensee regarding the Licensed Products and Properties identified below (“Schedule”).  Incorporated by reference as though set forth in full are (i) the Attachments, and (ii) the Standard Terms and Conditions dated as of April 1, 2015 (including the Reference Packet).  The Schedule, the Attachments, and the Standard Terms and Conditions, together constitute a license agreement (“License Agreement”) between the Parties.  In the event of any conflict between the Schedule and the Standard Terms and Conditions, the terms of the Schedule shall prevail.  All capitalized terms are defined in the Standard Terms and Conditions or in the Schedule.  For convenience, the Parties may, but are not required to, refer to the License Agreement by the Short Title referenced above, if any.  The Parties agree as follows:

A.	Effective Date of Term:April 1, 2015 End Date of Term: March 31, 2017 Sell-Off Period (if granted): Ninety (90) days

B.	Territory:	The United States, United States military bases wherever located, and United States territories and possessions, including Puerto Rico.

C.	Properties included in Licensed Material (see “Intellectual Property Notices and Special Provisions Attachment” to the Schedule):

1.	BIG HERO 6
2.	CAPTAIN JAKE AND THE NEVER LAND PIRATES
3.	CARS and CARS 2
4.	DISNEY PRINCESS
5.	DISNEY STANDARD CHARACTERS
6.	DOC MCSTUFFINS
7.	FROZEN
8.	THE LION GUARD
9.	MICKEY MOUSE CLUBHOUSE (including Minnie’s Bow-tique artwork and Preschool Minnie branding, as may be designated by Disney)
10.	MILES FROM TOMORROWLAND
11.	PLANES
12.	PLANES: FIRE & RESCUE
13.	SOFIA THE FIRST
14.	TOY STORY, TOY STORY 2 and TOY STORY 3
15.	WINNIE THE POOH

D.	Product Categories and Licensed Products:

Product Category:                                Food

Licensed Products:

1.           Flavored/functional waters, as approved in writing in advance by Disney.

E.	Authorized Customers and Distribution Channels:

1.           For Licensee’s wholesale sales:  Licensee is authorized to sell Licensed Products only to Authorized Customers within the following Distribution Channels in the Territory for resale to the public in the Territory:

(1)	Value discount stores (such as Family Dollar and Dollar General stores, but not retail stores that are primarily liquidation outlets such as 99 Cent Stores)
(2)	Off-price specialty stores (such as TJ Maxx and Ross)
(3)	Mass market stores (such as Kmart, Target and Wal-Mart)
(4)	Mid-tier stores (such as Kohl’s, Sears and JCP)
(5)	Specialty stores
(6)	Big box specialty stores (such as Best Buy, Toys ‘R Us, and Bed, Bath and Beyond)
(7)	Membership clubs (such as Sam’s Club, Costco and BJ’s)
(8)	Convenience stores
(9)	Supermarkets
(10)	Drug store chains
(11)	Catalogs, subject to Disney’s prior written approval
(12)	Etailers, subject to Disney’s prior written approval
(13)	Wholesalers for resale to the Authorized Customers within the foregoing Distribution Channels

Licensee is prohibited from selling Licensed Products to unauthorized Retailers, Etailers, Catalogs or Wholesalers. If there is a question as to whether a particular customer falls within any of the Distribution Channels specified above, Disney’s determination shall be binding.

2.           For Consumer Sales Transactions: Not authorized.

F.	Royalty Rate(s):

1.           Landed/In Sales:                                Five percent (5%)

2.           FOB/Out Sales:                                Seven percent (7%)

3.           FOB/Out Sales through Wholesalers (if applicable):  An additional four percent (4%) shall be added to the Royalty Rates for all FOB/Out Sales through Wholesalers, if authorized.

4.           Incremental Royalty Rate if Talent’s Name or In-Character Likeness is Used:  None.

G.           Guarantee(s):

Period:           April 1, 2015 – March 31, 2016
Amount:        $200,070.00
                   Payable:          $50,017.50, upon Licensee’s signing of the License Agreement, with any remaining balance at the end of the applicable Guarantee period to be paid at that time pursuant to Section 4.2 of the Standard Terms and Conditions.

Period:                April 1, 2016 – March 31, 2017
Amount:             $250,800 .00
                    Payable:             $62,700.00, no later than April 1, 2016, with any remaining balance at the end of the applicable Guarantee period to be paid at that time pursuant to Section 4.2 of the Standard Terms and Conditions.

H.	Product Development Date: Ninety (90) days from the Effective Date of the Term.

I.	On-Shelf Date:

1.           No later than six (6) months after the Effective Date of the Term.

2.           With respect to Properties with a theatrical, direct-to-DVD, television, or comparable release date, the On-Shelf Date shall be no earlier than six (6) weeks prior to such release date, unless otherwise directed by Disney.

J.	Common Marketing Fund (CMF) Contribution:

Licensee’s CMF Contribution for this Schedule is one percent (1%) of Licensee’s Sales for the Territory. As set forth in Section 4.1.6 of the Standard Terms and Conditions, on or before the twenty-fifth (25th) day after each Royalty Payment Period, Licensee shall pay the CMF Contribution shown to be due as calculated on Licensee’s Royalty Statement.

K.	Promotion Commitment:

1.           Licensee agrees to spend no less than $367,500.00 during the first calendar year of the Term (April 1, 2015 – March 31, 2016) to promote the sale of the Licensed Products.

2.           Licensee agrees to spend no less than $452,500.00 during the second calendar year of the Term (April 1, 2016 – March 31, 2017) to promote the sale of the Licensed Products.

L.               License Administration Fee:    None

M.             Number of Samples:   Twelve (12) of each SKU of each Licensed Product.

N.              Notices:

If to Licensee:

True Drinks Holdings, Inc.
18552 MacArthur Blvd Suite 325
Irvine, CA 92612
Attn: Mr. Lance Leonard, President/CEO
Email: lance.leonard@truedrinks.com

If to Disney:

Disney Consumer Products, Inc.
500 South Buena Vista Street
Burbank, California 91521-8651
Attn: Manager, Contract Services
Email: dcp.legalnotices@disney.com

With a copy to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California  91521
Attn: Corporate Legal, Disney Consumer Products

O.           Other:

1.           Letter of Credit

Licensee agrees to increase its current irrevocable letter of credit from the amount of $133,000.00 to the amount of $209,000.00 and to extend the expiration date thereof to no earlier than August 31, 2017.

Such irrevocable letter of credit shall secure payment of Licensee’s obligations hereunder and under any other prior, concurrent or subsequent agreement between the Parties (in addition to any and all separate letters of credit that may be in place regarding such agreement(s)), in all respects satisfactory to Disney. In the event of one (1) or more partial draws on such letter of credit, Licensee agrees to restore it to the original amount within fifteen (15) days after the partial draw(s).  Disney shall only draw down on the letter of credit required hereunder in the event Licensee fails to timely pay one (1) or more monetary obligations secured by the letter of credit; in the case of a default in the payment of Royalties, if there also has been a failure to provide the Royalty Statement required under Section 4.1.6 of the Standard Terms and Conditions, Disney shall estimate a reasonable amount of Royalties (determined in Disney’s absolute discretion) and Disney may draw down on the letter of credit in that amount. In the case of a letter of credit that is auto-renewable on a yearly basis, if Disney receives a notice of non-renewal, and Licensee fails to provide evidence to Disney that it has replaced the letter of credit at least fifteen (15) business days prior to cancellation, Disney may draw down on the letter of credit in the full amount (a) for unpaid Royalties, (b) for Guarantee balances that may become due as a result of termination, or (c) for other amounts currently due from Licensee under a License Agreement, and any and all amounts that would become due for Licensee in the event a License Agreement was terminated (based on reasonable projections where necessary).

The Parties, by their duly authorized representatives, have executed and delivered the License Agreement as of the date first written above.

DISNEY CONSUMER PRODUCTS, INC.

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

Date: ________________________________________

TRUE DRINKS HOLDINGS, INC.

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

Date: ________________________________________

INTELLECTUAL PROPERTY NOTICES AND SPECIAL PROVISIONS ATTACHMENT

Licensee agrees to comply with the most current Style Guide for all Properties posted on disneyconsumerproducts.com or as otherwise provided by Disney.

1.           Characters from the animated motion picture BIG HERO 6, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

2.           Characters from the animated television series CAPTAIN JAKE AND THE NEVER LAND PIRATES (formerly known as JAKE AND THE NEVER LAND PIRATES), but only such characters and depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

3.           Characters from the animated motion pictures DISNEY/PIXAR CARS, DISNEY●PIXAR CARS 2, and the animated motion picture shorts released as DISNEY●PIXAR CARS TOONS (the “CARS Property(ies)”), but only such characters and depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Appendix A: Please see “Appendix A – Cars Properties Provisions” attached hereto for intellectual property notices and special provisions.

4.           Characters from the DISNEY PRINCESS franchise and the underlying films (i.e., Aladdin, Beauty and the Beast, Brave, Cinderella, The Little Mermaid, Mulan, Pocahontas, The Princess and the Frog, Sleeping Beauty, Snow White and the Seven Dwarfs and Tangled), but only such characters and depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

5.           Characters from the DISNEY STANDARD CHARACTERS franchise (i.e., MICKEY MOUSE, MINNIE MOUSE, DONALD DUCK, DAISY DUCK, PLUTO and GOOFY) and related secondary characters (i.e., BEAGLE BOYS, PEG LEG PETE, CLARABELLE COW, HORACE HORSECOLLAR, UNCLE SCROOGE, HUEY, DEWEY, LOUIE, LUDWIG VON DRAKE, CHIP ‘N DALE, THREE LITTLE PIGS and BIG BAD WOLF), but only such characters and depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise. [This Property does not include the Mickey Mouse Clubhouse property.]

(a)           Intellectual property notice:                                    © Disney

(b)           Special provisions:

In addition to the information requested pursuant to the Reference Packet, Section II.D, all Licensed Products that utilize: (i) only the Minnie Mouse character; or (ii) the Minnie Mouse character with Daisy; must be reported under the code specifically designated by Disney for Minnie Mouse (“MME”). Licensed Products utilizing Minnie Mouse as indicated above should NOT be reported under the code for Disney Standard Characters (“STD”). Licensed Products that include Minnie Mouse and any other Disney Standard Character(s) (other than Daisy) should be reported under the code designated for Disney Standard Characters (“STD”).

6.           Characters from the animated television series DOC MCSTUFFINS, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                     © Disney

7.           Characters from the animated motion picture FROZEN, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

8.           Characters from the animated television series tentatively entitled THE LION GUARD, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

(a)           Intellectual property notice:                                    © Disney

(b)           Special provisions:

Licensee and Disney recognize that the Property is presently under development, and certain special provisions may need to be added to this Schedule, and/or certain provisions hereof may need to be revised, based on the specific terms and conditions as may be applicable to the Property when determined.  Said provisions will not change any of the business terms set forth on this Schedule. Licensee and Disney hereby agree to the addition of such special provisions to this Schedule, to be automatically incorporated herein by written notice from Disney to Licensee.

9.           Characters from the animated television series DISNEY MICKEY MOUSE CLUBHOUSE, but only depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

(a)           Intellectual property notice:                                    © Disney

(b)           Special provisions:

In addition to the information requested pursuant to the Reference Packet, Section II.D, all Licensed Products that utilize: (i) only the Minnie Mouse character in a computer generated style; or (ii) the Minnie Mouse character with Daisy or another specifically designated character from the Property in a computer generated style; must be reported under the code specifically designated by Disney for Minnie Mouse in the computer generated style (“MBT”). Licensed Products utilizing Minnie Mouse as indicated above should NOT be reported under the code designated for Mickey Mouse Clubhouse (“MCH”). Licensed Products that include Minnie Mouse and any other Mickey Mouse Clubhouse character(s) (other than Daisy or another specifically designated character from the Property) should be reported under the code designated for Mickey Mouse Clubhouse (“MCH”).

10.           Characters from the animated television series MILES FROM TOMORROWLAND (also known as MILES FROM TOMORROW in certain territories), but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

11.           Characters from the animated motion picture DISNEY PLANES, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

12.           Characters from the animated motion picture DISNEY PLANES: FIRE & RESCUE, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

13.           Characters from the animated television series SOFIA THE FIRST, but only such characters and depictions of such characters, and accompanying artwork, designs and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

Intellectual property notice:                                                    © Disney

14.           Characters from the animated motion pictures DISNEY TOY STORY (e.g., BUZZ LIGHTYEAR, WOODY, HAMM, REX, BO PEEP, LITTLE GREEN MEN (aliens), GREEN ARMY MEN, SID AND HIS MUTANT TOYS, MR. SPELL, RC CAR and ROCKY GIBRALTAR), DISNEY/PIXAR TOY STORY 2 (e.g., JESSIE, BULLSEYE, PROSPECTOR, WHEEZY, ZURG, and AL, and certain of the above-mentioned characters from TOY STORY (i.e., BUZZ LIGHTYEAR)), and DISNEY●PIXAR TOY STORY 3, and the animated motion picture short form content DISNEY●PIXAR TOY STORY TOONS, TOY STORY OF TERROR, and TOY STORY THAT TIME FORGOT but only depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise.

(a)           Intellectual property notice:                                    © Disney/Pixar

(b)           Special provisions:

(i)           For Licensed Products using the TOY STORY Properties, in addition to the information requested pursuant to the Reference Packet, Section II.D, Licensee must separately report sales of Licensed Products using the Slinky® Dog character depicted in a 3D manner and/or any depictions of the Mr. Potato Head and Mrs. Potato Head characters and/or the Ken and Barbie characters.

(ii)           For all Licensed Products, packaging and advertising materials, and other matter that includes depictions of the following characters, the following additional notices must be included, provided, however, Licensee may only use such characters on products licensed hereunder and as designated in a Style Guide for the respective TOY STORY Property:

       A.           For any materials including the Slinky® Dog character:

          Slinky® Dog is a registered trademark of POOF-Slinky, LLC. © POOF-Slinky, LLC

          If there are space limitations, the short-form notice is:

          Slinky® Dog. © POOF-Slinky, LLC

       B.           For any materials including the Mr. Potato Head and/or Mrs. Potato Head characters:

          (1)           For any materials including the Mr. Potato Head character only:

             MR. POTATO HEAD is a trademark of Hasbro used with permission.  © Hasbro. All Rights Reserved.

          (2)           For any materials including the Mrs. Potato Head character only:

             MRS. POTATO HEAD is a trademark of Hasbro used with permission.  © Hasbro. All Rights Reserved.

          (3)           For any materials including both the Mr. Potato Head and Mrs. Potato Head characters:

             MR. POTATO HEAD & MRS. POTATO HEAD are trademarks of Hasbro used with permission.  © Hasbro. All Rights Reserved.

       C.           For any materials including the Ken and/or Barbie characters:

          Mattel toys used with permission. © Mattel, Inc. All Rights Reserved.

15.           Characters from the WINNIE THE POOH franchise (i.e., WINNIE THE POOH, CHRISTOPHER ROBIN, PIGLET, RABBIT, EEYORE, TIGGER, OWL, GOPHER, KANGA and ROO), but only such characters and depictions of such characters, and accompanying artwork, designs, and/or other elements, as may be designated by Disney in a Style Guide(s) or otherwise. [This Property does not include the Classic Pooh or the My Friends Tigger and Pooh properties.]

(a)           Intellectual property notice:                                    © Disney

(b)           Special provisions:

For Licensed Products using the WINNIE THE POOH Property, without limiting provisions of Section 7.2 of the Standard Terms and Conditions, Licensee agrees to include where reasonably practicable on the Licensed Products, or the packaging for the Licensed Products, or the hang tags for the Licensed Products (if applicable), the following language:  Based on the “Winnie the Pooh” works by A.A. Milne and E.H. Shepard.

APPENDIX A – CARS PROPERTIES PROVISIONS

1.           Intellectual property notice:                                                          © Disney/Pixar

(a)           When using the applicable CARS Properties characters or backgrounds identified below (if licensed hereunder), in addition to the © Disney/Pixar notice, Licensee agrees to include the following long form trademark and/or copyright notices on Licensed Products and any PA Materials bearing artwork from the applicable CARS Properties character(s) or background(s).  However, where it is impracticable to use the long form notice because space is extremely limited (e.g., on a hang tag or neck label), Licensee agrees to use the appropriate short form notices identified in the chart below:

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Acer	AMC and Pacer are trademarks of Chrysler LLC.	Pacer™
Akiko (from CARS TOONS Tokyo Mater)			No use in connection with beverages, apparel, stationery products, or related products.
Alberto (Francesco fan)	FIAT is a trademark of FIAT S.p.A.	FIAT™	Only character’s first name is approved. Any last name will need to be approved.
Alex Carvill (WGP security van)	FIAT is a trademark of FIAT S.p.A.	FIAT™
Alex Vandel	The trademarks OPEL and ZAFIRA are registered trademarks of Opel Eisenach GmbH/GM UK Ltd.	OPEL and ZAFIRA are registered TM of Opel Eisenach or affiliates.
Alfredo (Italian ambulance)	IVECO is a trademark of IVECO SpA	IVECO®	No use of the medical symbol alone/disembodied from the ambulance.
Alloy Hemberger	The trademarks OPEL and CORSA are registered trademarks of Opel Eisenach GmbH/GM UK Ltd.	OPEL and CORSA are registered TM of Opel Eisenach or affiliates.
Amy Allenbolt (London police car)	Mondeo is a trademark of Ford Motor Company.	Mondeo™
Antonio Veloce Eccellente	Maserati logos and model designations are trademarks of Maserati S.p.A. and are used under license.	Maserati™	No use of “Ferrari Racing Team” or “Foreign Circuit Italian Division.”
Austin Littleton (Nigel’s crew chief)	If “Mini” or “Cooper” is visible, then use: MINI/COOPER is a trademark of BMW AG.	If “Mini” or “Cooper” is visible, then use: MINI™, COOPER™
Banshee (from Pixar Short, Mater and the Ghostlight)			No use of “Banshee” apart from use on truck character. This is NOT a character name.
Becky Wheelin	MINI is a trademark of BMW AG. If “Cooper” is also visible, then use: MINI/COOPER is a trademark of BMW AG.	MINI™ If “Cooper” is also visible, then use: MINI™, COOPER™
Benny “The Butcher” Pacer	AMC and Pacer are trademarks of Chrysler LLC.	Pacer™
Big Bentley	Bentley is a trademark of Bentley Motors Limited.	Bentley™

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Big D (from CARS TOONS Mater P.I.)			No use in connection with beverages.
Bindo	Maserati logos and model designations are trademarks of Maserati S.p.A. and are used under license.	Maserati™
Black Hawk (from CARS TOONS Air Mater)			No use in connection with toys.
Blue Hawk (from CARS TOONS Air Mater)			No use in connection with radio-controlled model aircraft or for golf-related products.
Bob Cutlass			No personal care items for adults.
Bob Moter (Carla Veloso’s other race fan)	The trademarks OPEL and CORSA are registered trademarks of Opel Eisenach GmbH/GM UK Ltd.	OPEL and CORSA are registered TM of Opel Eisenach or affiliates.
Bozz (from CARS TOONS Tokyo Mater)			No use in connection with cosmetics, scooters, electronics, or related products.
Brent Mustangburger (from CARS 2 and CARS TOONS RS 500 ½)	Mustang is a trademark of Ford Motor Company.	Mustang™	If “RSN” is shown side of car, then the words “Racing Sports Network” must also be included.
Cadillac Range background	Background inspired by the Cadillac Ranch by Ant Farm (Lord, Michels and Marquez) © 1974. [Note: must be the same size as “©Disney/ Pixar” notice]
Car-Car dancers	Mazda Miata is a trademark of Mazda Motor Corporation.	Mazda Miata™
Carateka (background Japan cube)			No use on or in connection with arcade or video/console games.
Carlo Maserati	Maserati logos and model designations are trademarks of Maserati S.p.A. and are used under license.	Maserati™
Cartney Brakin (Lightning McQueen’s Superfan)	If “ Hudson Hornet ” is visible, then use: Hudson Hornet is a trademark of Chrysler LLC.	If “ Hudson Hornet ” is visible, then use: Hudson Hornet™	“Lightning McQueen” should always be used as a unitary mark. “McQueen” may never be used alone.
Cartney Carsper (Lightning McQueen’s other race fan)	FIAT is a trademark of FIAT S.p.A.	FIAT™
Chauncy Fares (London taxi cab)	©TM 2012 LTI LTD trading as the London Taxi Company.	©TM 2012 LTI LTD
Cho (from CARS TOONS Tokyo Mater)			No use in connection with apparel, foods, or related products.
Chris Horn (Raoul ÇaRoule’s race fan)	BMW is a trademark of BMW AG.	BMW™
Christina Wheeland (Lightning McQueen’s fan)			“Lightning McQueen” on flag should always be used as a unitary mark. “McQueen” may never be used alone.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Corporal Josh Coolant	Land Rover is a trademark of Land Rover. If “Range Rover” is also visible, then use: Range Rover and Land Rover are trademarks of Land Rover.	Land Rover™ If “Range Rover” is also visible, then use: Range Rover™, Land Rover™
Costanzo Della Corsa	Maserati logos and model designations are trademarks of Maserati S.p.A. and are used under license.	Maserati™	No use of “Ferrari Racing Team” or “Foreign Circuit Italian Division.”
Crash Katana (from CARS TOONS Tokyo Mater)			No use in connection with motorcycles or automobile wheels/tires.
Cruz Besouro (Carla’s crew chief)	Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG.	©Volkswagen AG
Darrell Cartrip	Monte Carlo is a trademark of General Motors. Darrell Waltrip marks used by permission of Darrell Waltrip Motor Sports.	Monte Carlo™
Dave Muffler	FIAT is a trademark of FIAT S.p.A.	FIAT™
Denise Beam (Carla Veloso’s race fan; background character)			No use of the term “D. Ream” in connection with musical performances or recorded music.
Dex (from CARS TOONS Heavy Metal Mater)	Cadillac Coupe DeVille is a trademark of General Motors.	Cadillac™
Doc Hudson aka “Hud”	Hudson Hornet is a trademark of Chrysler LLC.	Hudson Hornet™
For Doc Hudson: no use in connection with jewelry, watches, cosmetics or personal care products.

For Hud: No use in connection with apparel, sporting goods, and related toys (e.g., those closely related to skating, scooters and skateboards).

Don Crumlin	AMC and Gremlin are trademarks of Chrysler LLC.	Gremlin™
Doug Speedcheck (London police car)	Mondeo is a trademark of Ford Motor Company.	Mondeo™
Dusty Rust-eze	Dodge is a trademark of Chrysler LLC.	Dodge®
Easter Buggy (from Easter-themed CARS book)	Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG.	©Volkswagen AG
En-Jin (from CARS TOONS Tokyo Mater)			No use in connection with apparel.
Fabrizio			No use of “Namir” name. Note: Licensee must contact the category manager prior to commencing development on Licensed Products with this character.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Ferrari F430 and/or Ferrari Elements (from CARS 1 not CARS 2)

With regards to uses of Ferrari in connection with CARS 1 (not CARS 2):

Ferrari Elements produced under license of Ferrari S.p.A. FERRARI, the PRANCING HORSE device, all associated logos and distinctive designs are property of Ferrari S.p.A. The body designs of the Ferrari cars are protected as Ferrari property under design, trademark and trade dress regulations.
With regards to uses of Ferrari in connection with CARS 1 (not CARS 2): Ferrari®
No use of Ferrari in connection with: (i) any CARS 2 programs, or (ii) any CARS umbrella programs that contain any CARS 2 elements or characters.

With regards to uses of Ferrari in connection with CARS 1 (not CARS 2):

No use in connection with food, promotional premiums, wireless or internet games.

Ferrari elements must be used with either the F430, Antonio Veloce Eccellente, Costanzo Della Corsa, Luigi or Guido character, and may never be used alone.

The Ferrari F430 character and Ferrari posters may be used in Softlines, Hardlines, Toys, Interactive and in Publishing only.

No use of “Ferrari Racing Team” or “Foreign Circuit Italian Division.”

Fillmore	Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG.	©Volkswagen AG	Fillmore must include the “VW in a circle” logo in front and may not include any other variation of the VW logo (e.g., peace sign within the circle).
Flash (Swedish racer)			Character name available for use in U.S. only.
Flick	Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG.	©Volkswagen AG
Flo
No use in connection with jewelry, cosmetics or personal care products.  Flo’s approved character bio must be used in its entirety, and “MOTORAMA” may not be used outside of that context. “Flo’s V8 Café” may not be used in connection with restaurants, food or beverages.

Franca	FIAT is a trademark of FIAT S.p.A.	FIAT™
Francesca	FIAT is a trademark of FIAT S.p.A.	FIAT™
Francesco Bernoulli (#1 racer)			No use in connection with watches.
Frank Clutchenson (Francesco’s race fan)	FIAT is a trademark of FIAT S.p.A.	FIAT™
Fred Pacer	AMC and Pacer aretrademarks of Chrysler LLC.	Pacer™

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Frosty Winterbumper (Australian racer)			Character name available for use in U.S. only.
Gearett Taylor	Range Rover and Land Rover are trademarks of Land Rover.	Range Rover™,	Gearett Taylor
Geisha Miki (from CARS TOONS Tokyo Mater)			No use in connection with apparel, beverages, foods, personal care products, greeting cards, software, bags, dolls, glasses, or related products.
Geisha Miku (from CARS TOONS Tokyo Mater)			No use in connection with apparel, beverages, foods, personal care products, greeting cards, or related products.
Geisha Mochi (from CARS TOONS Tokyo Mater)			No use in connection with apparel, beverages, foods, personal care products, greeting cards, games, journals, bags, stationery products, toys, or related products.
Gil	PETERBILT and PACCAR trademarks licensed by PACCAR INC, Bellevue, Washington, U.S.A.	Peterbilt®
Green Hawk (from CARS TOONS Air Mater)			No use in connection with radio-controlled model aircraft or for golf-related products.
Grem	AMC and Gremlin are trademarks of Chrysler LLC.	Gremlin™	No use in connection with skateboards.
Guido with Ferrari Materials (from CARS 1 only)
With regards to uses of Ferrari in connection with CARS 1 (not CARS 2):

Ferrari Elements produced under license of Ferrari S.p.A. FERRARI, the PRANCING HORSE device, all associated logos and distinctive designs are property of Ferrari S.p.A. The body designs of the Ferrari cars are protected as Ferrari property under design, trademark and trade dress regulations.
		With regards to uses of Ferrari in connection with CARS 1 (not CARS 2): Ferrari®	With regards to uses of Ferrari in connection with CARS 1 (not CARS 2): See Ferrari restrictions if Ferrari elements are used with Guido.
Guido (from CARS 2)			No publishing or merchandise use of Guido with Ferrari flags/ logos in connection with: (i) any CARS 2 programs, or (ii) any CARS umbrella programs that contain any CARS 2 elements or characters.
Hamachi (from CARS TOONS Tokyo Mater)			No use in connection with software or related products.
Hana (from CARS TOONS Tokyo Mater)			No use in connection with beverages, foods, stationery products, apparel, toys, electronics, or related products.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Harumi (from CARS 2 and/or CARS TOONS Tokyo Mater)			No use except in connection with toys and die-cast cars.
Hiro (from CARS TOONS Tokyo Mater)			No use in connection with beverages, golf equipment, computer hardware, food, personal care products, apparel, photographic prints, or related products.
Hudson Hornet Piston Cup	Hudson Hornet is a trademark of Chrysler LLC.	Hudson Hornet™
Ichiban (from CARS TOONS Tokyo Mater)			No use in connection with apparel, bags, sporting equipment, balls, toys, housewares, foods, beverages, diapers, towels, or related products.
Ichigo (Import Groupie C)			No use of name in connection with apparel, toys (except die cast vehicles), games, electronics, decorations, or related products.
Impala XIII (from CARS TOONS Moon Mater)	Chevrolet Impala is a trademark of General Motors.	Chevrolet™
Italian police car (Polizia)	FIAT is a trademark of FIAT S.p.A.	FIAT™
Italian rescue helicopter (unnamed background character)			No use of the medical symbol alone/disembodied from the rescue helicopter.
J. Curby Gremlin	AMC and Gremlin are trademarks of Chrysler LLC.	Gremlin™
Japanese police car	Majesta is a trademark of Toyota.	Majesta™
Jeff Gorvette (#24 racer)	Corvette is a trademark of General Motors.	Corvette™
Products using the “Jeff Gorvette” character with the number “24” and/or the “Jeff Gorvette” signature may not be sold at any NASCAR tracks or events, including parking lots and other areas customarily used to conduct and support an event at the race track. Also, no publishing or merchandise use of any stylized “24” except as it appears on the Jeff Gorvette character.

Jeremy Latchsky (background cameraman)	BMW is a trademark of BMW AG.	BMW™
Jerry Recycled Batteries	PETERBILT and PACCAR trademarks licensed by PACCAR INC, Bellevue, Washington, U.S.A.	Peterbilt®
Josh Haullander	Ape is a trademark of Piaggio.	Ape™
Jumpstart J. Ward (knighting spectator)			No use in connection with health, fitness and wellness programs and activities for groups or individuals.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Kaa Reesu (from CARS TOONS Tokyo Mater)			No use in connection with jewelry.
Kabuto (from CARS 2 and/or CARS TOONS Tokyo Mater)			No use in connection with helmets, glasses, visors, goggles, sunglasses, musical instruments, or related products. No use of “MACH” model name in connection with this character.
Kenworth Truck(s) (from CARS TOONS Heavy Metal Mater)	KENWORTH and PACCAR trademarks licensed by PACCAR INC, Bellevue, Washington, U.S.A.	Kenworth®
Kiku (from CARS TOONS Tokyo Mater)			No use in connection with foods, beverages, personal care products, tools, glasses, or related products.
Kimberly Rims	Mazda Miata is a trademark of Mazda Motor Corporation.	Mazda Miata™
Kohana (from CARS TOONS Tokyo Mater)			No use in connection with beverages, apparel, or related products.
Komodo (from CARS TOONS Tokyo Mater)			No use in connection with consumer electronics, motorcycle/bicycle related equipment, leather goods, apparel, athletic equipment, furniture, computers, software, foods, or related products.
Koochi-Ku (from CARS TOONS Tokyo Mater)			No use in connection with apparel, games, electronics, books, purses, software, toys, stationery products, or related products.
Kuro (from CARS TOONS Tokyo Mater)			No use in connection with electronics, vinegar, beverages, or related products.
Laverne (from CARS TOONS Mater P.I.)			“Laverne and the Mariachi Pitties” must be used in its entirety. The name “Laverne” may not be used by itself.
Lee Racé (scientist with beaker)	Peugeot is a trademark of Peugeot.	Peugeot™
Lewis Hamilton
No use of “LH”.
“Lewis Hamilton” name and signature may only be used when character is alone and NOT with other characters. Note: Character (without name and signature) may be used with other characters.

Lightning McQueen (from CARS and/or Mater’s Tall Tales CARS TOONS series)			“Lightning McQueen” should always be used as a unitary mark. “McQueen” may never be used alone.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Lightning McQueen (from CARS 2 and/or Tales from Radiator Springs CARS TOONS series)
If “Hudson Hornet” is visible, then use:

Hudson Hornet is a trademark of Chrysler LLC.

If “Sarge’s Surplus Hut” sticker is identifiable, then use:

“Sarge’s rank insignia design used with the approval of the U.S. Army”
If “Hudson Hornet” is visible, then use: Hudson Hornet™
“Lightning McQueen” should always be used as a unitary mark. “McQueen” may never be used alone.

If “Sarge’s Surplus Hut” sticker is identifiable, character may not be used in connection with any sweepstakes, lottery, game of chance or any similar promotional sales device, scheme, or program.

Lightyear Blimp			Blimp character should not be called anything other than Lightyear Blimp.
Lizzie	Model T is a trademark of Ford Motor Company.	Model T™
Long Ge (Chinese racer)			Character’s name in Chinese characters must always be accompanied by the name “LONG GE” and may not be used alone.
Lug (from CARS TOONS Mater the Greater)			No use in connection with laptop, cell phone carrying cases, and travel bags.
Lug Nut (from CARS TOONS Mater the Greater)			No use in connection with clothing or conducting automobile racing events.
Luigi with Ferrari Materials (from CARS 1 only)
With regards to uses of Ferrari in connection with CARS 1 (not CARS 2):

FIAT is a trademark of FIAT S.p.A. and Ferrari Elements produced under license of Ferrari S.p.A. FERRARI, the PRANCING HORSE device, all associated logos and distinctive designs are property of Ferrari S.p.A. The body designs of the Ferrari cars are protected as Ferrari property under design, trademark and trade dress regulations.
		With regards to uses of Ferrari in connection with CARS 1 (not CARS 2): FIAT™; Ferrari®	With regards to uses of Ferrari in connection with CARS 1 (not CARS 2): See Ferrari restrictions if Ferrari elements are used with Luigi. No use in connection with frozen desserts.
Luigi (from CARS 1 without the Ferrari Materials, CARS 2)	FIAT is a trademark of FIAT S.p.A.	FIAT™
No use in connection with frozen desserts.

No publishing or merchandise use of Luigi with Ferrari flags/ logos in connection with: (i) any CARS 2 programs, or (ii) any CARS umbrella programs that contain any CARS 2 elements or characters.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Mack (from CARS 1, CARS 2; Mack does not appear in CARS TOONS)	Mack is a trademark of Mack Trucks, Inc.	Mack™
May not be used in connection with cosmetics or personal care products.

May ONLY be used in connection with paper towels, facial tissues, diapers, pull-ups, baby wipes, apparel, accessories, toys, home furnishings, gifts, stationery, novelty/promotional items, sporting goods, food, interactive products (including wireless and internet games) and publications.

Maguro (from CARS TOONS Tokyo Mater)			No use in connection with fishing equipment, toys, or related products.
Mama Bernoulli			No use in connection with watches.
Mama Topolino	Topolino is a trademark of FIAT S.p.A.	Topolino™
Manji (from CARS TOONS Tokyo Mater)			No use in connection with foods, games, puzzles, or related products.
Manny Roadriguez	Mondeo is a trademark of Ford Motor Company.	Mondeo™
Mario	Fairlane is a trademark of Ford Motor Company. Mario Andretti marks used by permission of Mario Andretti.	Fairlane™
Mark Wheelsen (London police car)	Ford and Mondeo are trademarks of Ford Motor Company.	Mondeo™
Mary Esgocar (casino vendor)	Peugeot is a trademark of Peugeot.	Peugeot™
Maserati fountain	Maserati logos and model designations are trademarks of Maserati S.p.A. and are used under license.	Maserati ™
Maurice Wheelks	Land Rover is a trademark of Land Rover.	Land Rover™	Use approved character bio only.
Mel Dorado	El Dorado is a trademark of General Motors.	El Dorado™
Meredith (from CARS-TOONS Time Travel Mater)	Model T is a trademark of Ford Motor Company.	Model T™
Mia / Tia	Mazda Miata is a trademark of Mazda Motor Corporation.	Mazda Miata™
Mike Lorengine	Range Rover and Land Rover are trademarks of Land Rover.	Range Rover™, Land Rover™
Military Truck	Land Rover is a trademark of Land Rover. If “Range Rover” is also visible, then use: Range Rover and Land Rover are trademarks of Land Rover.	Land Rover™ If “Range Rover” is also visible, then use: Range Rover™, Land Rover™

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Nate Stanchion (Allinol scientist)	MINI is a trademark of BMW AG. If “Cooper” is also visible, then use: MINI/COOPER is a trademark of BMW AG.	MINI™ If “Cooper” is also visible, then use: MINI™, COOPER™
Niji (from CARS TOONS Tokyo Mater)			No use in connection with glasses, stationery products, or related products.
Nurse GTO (from CARSTOONS Rescue Squad Mater)	Pontiac GTO is a trademark of General Motors.	Pontiac™
Padre (from CARS TOONS El Materdor)			No use in connection with baseball.
Patty Wagon (from CARS TOONS Time Travel Mater)	Model T is a trademark of Ford Motor Company.	Model T™	No use in connection with any sort of restaurant services.
Peter (from CARS TOONS Time Travel Mater)	Model T is a trademark of Ford Motor Company.	Model T™
Petey Pacer	AMC and Pacer are trademarks of Chrysler LLC.	Pacer™
Petro Cartalina (Miguel Camino’s crew chief)	The trademarks OPEL and CORSA are registered trademarks of Opel Eisenach GmbH/GM UK Ltd.	OPEL and CORSA are registered TM of Opel Eisenach or affiliates.
Pipes Freewheelin (Max Schnell’s race fan	MINI is a trademark of BMW AG. If “Cooper” is also visible, then use: MINI/COOPER is a trademark of BMW AG.	MINI™ If “Cooper” is also visible, then use: MINI™, COOPER™
Professor Z			This character should only be called “Professor Z” (no other iteration of this character’s name is approved).
Ramone	Chevrolet Impala is a trademark of General Motors.	Chevrolet™	No use in connection with jewelry or watches.
Rasta Mater (from CARS TOONS Monster Truck Mater)			No use in connection with hair and skin-care products, sunglasses, or beverages.
Red			May not be referred to as “Big Red Car” or “Big Red.”
RIP Clutchgoneski (#10 racer)			No publishing or merchandise use of term “F6000 Racer” (use of revised description “Formula 6000 Racer” is OK)
Roger Hackney (London taxi cab)	©TM 2012 LTI LTD trading as the London Taxi Company.	©TM 2012 LTI LTD
Rusty Rust-eze	Dodge is a trademark of Chrysler LLC.	Dodge®
Sal Machiani	Ape is a trademark of Piaggio.	Ape™

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Sally	Porsche is a trademark of Porsche.	Porsche™
No use in connection with electronic games (including computer and video games).

No use of the name “Sally Carrera” in connection with merchandise.

No new uses of Sally beyond CARS, CARS 2 and the 3 CARS TOONS shorts in which she already appears.

Sancho (from CARS TOONS El Materdor)			No use in connection with footwear.
Sarge	Jeep® and the Jeep® grille design are registered trademarks of Chrysler LLC. If Sarge’s badge is used, add: “Sarge’s rank insignia design used with the approval of the U.S. Army”	Jeep®	No use of the sergeant major rank insignia in connection with any sweepstakes, lottery, game of chance or any similar promotional sales device, scheme, or program.
Scott Motorse	BMW is a trademark of BMW AG.	BMW™
Scott Spark (London police car)	Mondeo is a trademark of Ford Motor Company.	Mondeo™
Sgt. Highgear (Queen’s guard)	Land Rover is a trademark of Land Rover.	Land Rover™
Sheriff	Mercury is a trademark of Ford Motor Company.	Mercury™
Shifty Sidewinder (Baja Bug) (from CARS TOONS Radiator Springs 500 1/2)	Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG.	©Volkswagen AG
Sir Boot Berry (Buckingham Palace dignitary)	Range Rover and Land Rover are trademarks of Land Rover.	Range Rover™, Land Rover™
Sir Harley Gassup	Tatra is a trademark of TATRA, a.s.	Tatra™
Siren Carbarini (London police car)	Mondeo is a trademark of Ford Motor Company.	Mondeo™
Snot Rod			No wagon toys or related toys.
Stefan Gremsky	AMC and Gremlin are trademarks of Chrysler LLC.	Gremlin™
Strip Weathers (The King)	Plymouth Superbird is a trademark of Chrysler LLC. Petty marks used by permission of Petty Marketing LLC.	Plymouth Superbird™, Petty ™
Suki (Import Groupie A) (from CARS 2 and/or CARS TOONS Tokyo Mater)			No use of name in connection with personal care products, jewelry, apparel, glasses, dolls, beverages, foods, or related products.
Sweeper (from CARS TOONS Tokyo Mater)			No use in connection with balls, music recordings, apparel, or related products.

Character Name	Long Form Legal Notice	Short Form Notice	Restrictions
Taia Decotura (“Tire Talky” truck)			If Francesco Bernoulli’s name appears on side of truck, please see entry for “Francesco Bernoulli” and note watches restriction.
Teki (from CARS TOONS Tokyo Mater)			No use in connection with beverages.
Tex	Cadillac Coupe DeVille is a trademark of General Motors.	Cadillac™
T.J. (Boot Camp Hummer Character)	H-1 Hummer is a trademark of General Motors.	Hummer™	The “Boot-Camp” Hummer may be used but the “Governator” Hummer may not be used.
Tokyo Cop (from CARS TOONS Tokyo Mater)			No use in connection with electronics, games, video games, or related products.
Tony Trihull			No merchandise use. Limited/background use in publishing products only.
Towin’ Eoin (WGP tow truck)	IVECO is a trademark of IVECO SpA	IVECO®
Trike Feldman (street vendor pitty)	Ape is a trademark of Piaggio.	Ape™
Tubbs Pacer	AMC and Pacer are trademarks of Chrysler LLC.	Pacer™
Tyler Gremlin	AMC and Gremlin are trademarks of Chrysler LLC.	Gremlin™
Uncle Topolino	Topolino is a trademark of FIAT S.p.A.	Topolino™
Uncle Topolino’s Band	Topolino is a trademark of FIAT S.p.A.	Topolino™
Victor H.			This character should only be called “Victor H.” (no other iteration of this character’s name is approved for use).
VW flying Bug (Vroomaroundus Bugus) (from Pixar short, Mater and the Ghostlight)	Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG.	©Volkswagen AG
Wingo			Not available for use in conjunction with computer games.
Yojimbo (from CARS TOONS Tokyo Mater)			Only if approved design used; no use in connection with software, books, magazines, or related products.
Yum Yum (from CARS TOONS Tokyo Mater)			No use in connection with foods, beverages, apparel, personal care products, dishes, or related products.

The chart above represents known third-party legal notices and character product restrictions to date.  For the avoidance of doubt, references to products in the “Restrictions” column above do not constitute or imply a license with respect to any Product Categories that are not specifically licensed under the License Agreement. Additional notices and restrictions may be added as they become known. For Licensed Products and PA Materials using the CARS Properties, as applicable, Licensee is responsible for checking the most up-to-date Style Guide (including Legal pages) on the DisneyConsumerProducts.com website.

(b)           Where multiple and varying characters are used in a product line, and it is impracticable to separately apply copyright and/or trademark notices, it would be preferable to use the following long form general IP notice on Licensed Products and PA Materials:

“Disney/Pixar elements © Disney/Pixar; rights in underlying vehicles are the property of the following third parties, as applicable: Bentley is a trademark of Bentley Motors Limited; BMW and MINI are trademarks of BMW AG; AMC, Dodge, Gremlin, Hudson Hornet, Pacer, and Plymouth Superbird are trademarks of Chrysler LLC; Jeep® and the Jeep® grille design are registered trademarks of Chrysler LLC; Darrell Waltrip marks used by permission of Darrell Waltrip Motor Sports; FIAT, Panda and Topolino are trademarks of FIAT S.p.A.; Fairlane, Ford, Mercury, Model T, Mondeo and Mustang are trademarks of Ford Motor Company; Cadillac Coupe DeVille, Chevrolet, Chevrolet Impala, Corvette, El Dorado, H-1 Hummer, Monte Carlo, and Pontiac GTO are trademarks of General Motors; IVECO is a trademark of IVECO SpA; Range Rover and Land Rover are trademarks of Land Rover; ©TM 2012 LTI LTD trading as the London Taxi Company; Mack is a trademark of Mack Trucks, Inc.; Maserati logos and model designations are trademarks of Maserati S.p.A. and are used under license; Mazda Miata is a trademark of Mazda Motor Corporation; The trademarks OPEL, VAUXHALL, ASTRA, CORSA, MERIVA and ZAFIRA are registered trademarks of Opel Eisenach GmbH/GM UK Ltd; PETERBILT and PACCAR trademarks licensed by PACCAR INC, Bellevue, Washington, U.S.A.; KENWORTH and PACCAR trademarks licensed by PACCAR INC, Bellevue, Washington, U.S.A.; Petty marks used by permission of Petty Marketing LLC; Peugeot is a trademark of Peugeot; Ape is a trademark of Piaggio; Carrera and Porsche are trademarks of Porsche; Tatra is a trademark of TATRA, a.s.; Majesta is a trademark of Toyota; Sarge’s rank insignia design used with the approval of the U.S. Army; Volkswagen trademarks, design patents and copyrights are used with the approval of the owner Volkswagen AG; Background inspired by the Cadillac Ranch by Ant Farm (Lord, Michels and Marquez) © 1974.”

(c)           Where multiple and varying characters are used in a product line, where it is impracticable to separately apply copyright and/or trademark notices, and where space limitations prevent the inclusion of the long form general IP notice above, use the following short form general IP notice on Licensed Products and PA Materials:

“© Disney/Pixar; rights in underlying vehicles are the property of third parties, as applicable: AMC™; Ape™; Bentley™; BMW™; Cadillac™; Carrera™; Chevrolet™; Corvette™; Dodge®; El Dorado™; Fairlane™; FIAT™; Gremlin™; Hudson Hornet™; Hummer™; IVECO®; Jeep®; Kenworth®; Land Rover™;©TM 2012 LTI LTD; Mack™; Majesta™; Maserati™; Mazda Miata™; Mercury™; MINI™; Model T™; Ford, Mondeo™; Monte Carlo™; Mustang™; Pacer™; Panda™; OPEL, VAUXHALL, ASTRA, CORSA, MERIVA and ZAFIRA are registered TM of Opel Eisenach or affiliates; Peterbilt®; Petty™; Peugeot™; Plymouth Superbird™; Pontiac™; Porsche™; Range Rover™; Tatra™; Topolino™; ©Volkswagen AG.”

2.           Special provisions:

With respect to Licensed Products using the CARS Properties, Licensee is responsible for checking the most up-to-date Style Guide (including Legal pages) on the DisneyConsumerProducts.com website. Currently, the requirements include the following:

(a)           The applicable CARS Property title logo also must be accompanied by, and in close proximity to, both character artwork and the branding Disney●Pixar on all advertising and promotional material, and all packaging, including hang tags (if applicable), unless otherwise directed during the approval process.

(b)           Character names may not be used alone on product. If character names are used, they must always appear with character art and the film logo, accompanied by the branding set forth above.

DISNEY CONSUMER PRODUCTS, INC.
500 South Buena Vista Street
Burbank, California  91521

POS Information Letter

April 1, 2015

True Drinks Holdings, Inc.
18552 MacArthur Blvd Suite 325
Irvine, CA 92612
Attn: Mr. Lance Leonard, President/CEO

Re:	Point of Sale Information Regarding Products Licensed by Disney Consumer Products, Inc. (“Disney”)

Dear Mr. Leonard:

When signed by you and us, copies of this letter may be shown to your retail customers to confirm that Disney is entitled to obtain the following POS Information by directly accessing the point of sale data collection systems of such retail customers:

•	UPC/EAN and SKU numbers
•	Retail sales (including quantities sold by dollar, unit volume and sales date)
•	Retail sell-through
•	Inventory levels
•	Orders
•	Other reasonably related information

The POS Information obtained by Disney will be kept confidential in that it will not be identified outside of Disney as raw data specific to you or your retail customers.

This letter will be effective for so long as any license agreement remains in effect between us.

Thank you.

Sincerely,

DISNEY CONSUMER PRODUCTS, INC.

AGREED:

TRUE DRINKS HOLDINGS, INC.

By: _________________________________________

Name: _______________________________________

Title: ________________________________________

Date: ________________________________________

Disney Consumer Products, Inc.

REFERENCE PACKET

TABLE OF CONTENTS

I.	New Media Protocols
II.	Addresses for All Payments and Royalty Statements
III.	Product Approval Provisions
IV.	Product Integrity Provisions
V.	ILS Program
Permitted Sourcing Countries
Code of Conduct for Manufacturers
Facility and Merchandise Authorization Application Instructions
Facility and Merchandise Authorization Application (FAMA Application)
VI.	Insurance Provisions
VII.	E-Waste Provisions
VIII.	Copyright Agreement
IX.	Computer System Security and Remote Access Requirements

I. New Media Protocols

These New Media Protocols (the “Protocols”), along with any applicable Disney license agreement, govern your use or display of any names, trademarks, copyrights, brands, logos, properties, fanciful characters and/or any other intellectual property of Disney (collectively, the “Disney Materials”), to advertise, promote or sell Disney Products via any digital or interactive medium (including websites, social media platforms, applications, mobile operating systems and other online media now known or hereafter devised (collectively, the “New Media Platforms”). The Protocols do not supersede the provisions of any Disney license agreement or applicable law, rule or regulation. Compliance with applicable laws, rules and regulations is always required. 1 For purposes of the Protocols, “Disney” means Disney and its affiliates, licensors or assignees. “Disney Products” means any product produced by or on behalf of Disney or produced under a Disney license.

A. General Obligations

You shall not, without the prior written approval of Disney, nor may you permit others to:

• Use, post or upload any text, pictures, photographs, video, audio, artwork, film or television clips, trailers or any other content which contains or references Disney Materials. Approval, if granted, is limited to display of the content and not any other purpose, including but not limited to, reproduction of, or creating derivative works based on, any Disney Materials.

• Purport to speak, tweet, blog or otherwise communicate on behalf of or impersonate any character, employee, officer or director of Disney.

• Commingle Disney characters and icons with non-Disney characters and icons.

• Position any New Media Platform as owned, operated or endorsed by Disney. Any approved use of Disney Materials must contain a content balance so that the consumer knows it is not a New Media Platform operated by Disney. However, referencing or linking to a New Media Platform operated by Disney (e.g., a Disney website) or creating a Disney section (with Disney’s approval) within a website or webpage is permitted, provided it otherwise complies with the Protocols.

• Use Disney Materials as a sole means to drive traffic to a New Media Platform, other than to sell the Disney Products that are being advertised.

• Use the Disney Materials or advertise Disney-licensed consumer products on any website that (i) encourages or commits infringement of intellectual property rights, or (ii) is identified to you in writing by Disney from time to time (the “Restricted Sites”). Disney may identify the Restricted Sites and/or best practices for placing advertisements on websites (e.g., utilizing ad safety

1 One set of guidelines to be aware of, among others, is the U.S. Federal Trade Commission’s “Guides Concerning the Use of Endorsements and Testimonials in Advertising” effective December 2009 (the “FTC Guides”). The FTC Guides generally require the clear and prominent disclosure of compensation or other benefits received from a company when an individual or entity reviews or otherwise comments on that company’s products or services in blogs, websites, social networking sites or other media. The FTC Guides require that statements will be accurate and not misleading. The FTC Guides are intended to promote accuracy and help consumers evaluate the credibility of commentary. The FTC Guides contain notification requirements that may apply. Further information about the FTC Guides can be found on the Federal Trade Commission’s website at www.FTC.gov.

software) (the “Best Practices”) to you either directly or through the disneyconsumerproducts.com website (or its successor website, if any). Disney reserves the right to modify the list of Restricted Sites and/or Best Practices from time to time, and may provide such notice of changes to the list of Restricted Sites and Best Practices to you directly or through disneyconsumerproducts.com.

• Sell, or permit others to sell, non-Disney products or services together with Disney Products under a “Disney” brand heading

• Use Disney Materials to sell ad space or other advertising.

• Use or register names relating to Disney Materials in Uniform Resource Locators (URLs) or email addresses without prior written approval by Disney. However, you may use a URL containing a name related to Disney Materials without prior written approval if the name related to the Disney Materials appearsfollowingthebackslash(e.g., www.yourcompanyname.com/disneyprincess) on a site owned and operated by you and provided it otherwise complies with the Protocols (this permission does not extend to social media sites, e.g., Twitter, Facebook, Pinterest). Additionally, at the request of Disney, you shall immediately transfer to Disney any URLs or email addresses that contain names relating to the Disney Materials, whether such use or registration was authorized or unauthorized by Disney.

• Bid on or purchase keywords for paid search advertising that include or are based on the Disney Materials without prior written approval from Disney (e.g., Google AdWords, True View or Promoted Videos, ads on Facebook or similar advertising products on social media websites or otherwise online).

• Permit Disney Materials to appear on New Media Platforms offering or linking to alcohol, tobacco, firearms, pornographic or adult-themed material, gambling or drugs, or that otherwise impugn, detract from or disparage the goodwill of the Disney Materials.

• Use any Disney animation, moving image clip, trailer, video or music (including lyrics and song titles), audio/visual work, or any non-character Disney talent name, voice or likeness.

• Position Disney Products for sale on a “limited availability”, “last time available”, “two-for-the-price-of-one”, “free with purchase” basis, or by similar descriptions that may imply collectability or scarcity (except in cases of Disney-approved limited edition programs).

B. Additional Obligations for New Media Promotions

For purposes of the Protocols, a “New Media Promotion” means any publicizing, sponsoring or administering of a sweepstakes, contest, competition, promotion or other similar offering that may or may not involve a winner or a prize and which involves, in whole or in part, a Disney Product or any Disney branding, via any New Media Platform. With respect to New Media Promotions:

• As with all of your promotions, you are responsible for the lawful operation of your New Media Promotions, including the official rules, offer terms an eligibility requirements (e.g., age and residency restrictions), and compliance with regulations governing the promotion and all prizes offered in connection with the promotion (e.g., registration and obtaining necessary regulatory approvals). Disney’s approval of the official rules or promotional materials related to the New Media Promotion does not relieve you of any of the obligations in the Protocols or other requirements under law. You acknowledge that compliance with the Protocols does not constitute the lawfulness of a New Media Promotion.

• You agree to comply with applicable terms and conditions of use, guidelines and policies for the New Media Platforms on which you conduct your New Media Promotion (e.g., Facebook’s Promotions Guidelines) and any review or approval provided by Disney is expressly conditioned upon your compliance.

• If a New Media Promotion contains an element that requires users to submit user generated content via any New Media Platform, you must moderate the user generated content according to Disney brand standards and the approval provisions of the applicable Disney license agreement.

• When applicable, you shall draft official rules for each New Media Promotion and submit them to Disney for review and written approval prior to the start date of such New Media Promotion. The official rules must include at least the following provisions: (1) if the New Media Promotion involves user generated content, a statement that each participant represents and warrants that participant has all rights to use and license all aspects of the user generated content and agrees to indemnify Disney, and other releasees identified by Disney, for all claims relating to copyright, trademark and right of publicity, (2) a statement that each participant grants you and Disney an unlimited, worldwide license to use the user generated content in perpetuity, in any and all media now known or hereinafter developed throughout the universe, and (3) a statement that each participant has no expectation of receiving compensation above that which may be awarded as a prize if participant is a winner of a New Media Promotion.

Additionally, you shall not publicize, sponsor or administer any New Media Promotion if:

• You are not able or willing to comply with the Protocols.

• To do so would require you to agree to terms and conditions of use or a similar agreement that would be inconsistent with any applicable Disney license agreement by which you are bound (including the Protocols) or otherwise put you in breach of any Disney license agreement.

• The New Media Promotion is open to individuals who are under the age of thirteen (13), unless: (1) all legal responsibilities of a minor (as defined by state or province of primary residence) will be assumed by a parent or legal guardian, (2) a minor winner’s prize is awarded to the parent or legal guardian for the benefit of the minor, (3) the appropriate type of parental consent is obtained (when required) and you otherwise comply with all applicable laws, rules and regulations related to minors, including but not limited to COPPA.

• You create a New Media Promotion targeted primarily to minors, and such Internet Promotion involves a New Media Platform for which the minors do not meet the applicable minimum age required to participate on such New Media Platform.

• The New Media Promotion, any user generated content, or any prize involves any of the following product categories: alcohol, tobacco, firearms, pornographic or adult-themed material, gambling, drugs or any other category Disney deems impugns, detracts from or disparages the goodwill of the Disney Materials.

C. Promotional Materials Produced By You for Use by Disney

If you produce videos and/or other content (e.g., photographs), which contain any third-party content (in addition to the Disney Materials) and you furnish such content to Disney for its use on a New Media Platform, you agree that:

• You shall, at your sole expense, obtain all necessary approvals, permissions and/or licenses in connection with all aspects of videos and other content and (excluding Disney Materials approved by Disney), including but not limited to those required for use of: (1) any names, voices or likenesses, (2) any third party material, copyrighted or trademarked work, and (3) any musical compositions and musical recordings (e.g., from the appropriate music publisher or collection society, or from the applicable actor). Further, you represent and warrant that (a) the consent of no other person, firm, corporation, or labor organization is required to grant the license to Disney, (b) that use on the New Media Platform will not violate or infringe upon the trademark, service mark, trade dress, copyright, artistic, and/or other rights of any third parties, and (c) that you have obtained, at your expense, all necessary music permissions and that you are responsible for making any payments required in connection with the use of any music used in the videos.

D. Modifications

Disney may modify the Protocols from time to time. The most current version of the Protocols will be posted on disneyconsumerproducts.com (or its successor website, if any).

II.	Instructions for Transmitting All Payments and Royalty Statements

A.                All  payments  due  by  Licensee  to  Disney,  including  all  Royalties  and  CMF Contributions, shall be made by wire transfer/ACH payment to:

JP Morgan Chase
300 South Grand Ave., 4th Floor Los Angeles, CA 90071

ABA Number: 021000021 SWIFT Code: CHASUS33
Beneficiary Account: Disney Consumer Products, Inc. Account Number: 496562120

Any payments made by check shall be subject to a processing fee as follows: One Hundred U.S. Dollars (US $100.00) for the first check received, Two Hundred U.S. Dollars (US $200.00) for the second check received, and Three Hundred U.S. Dollars (US $300.00) for each subsequent check received thereafter.

B.                 Disney may update payment instructions from time to time. Disney may provide notice of any such updates through the DCP Website.

C.                 Licensee’s Royalty Statements shall be electronically submitted to:  Cp.intl.dfe.nam@disney.com

D.                Royalty Statements will require such information as:

•	Destination Country
•	Character Code
•	Disney Merchandise Code
•	Disney Merchandise Description
•	SKU Number
•	Product Description
•	Distribution Channel
•	Units Sold
•	Units Returned
•	Royalty Rate
•	Total Royalties
•	Retailer
•	UPC Number

III.	Product Approval Provisions

Where applicable in a License Agreement, the determination of whether a Licensed Product or a component of a Licensed Product is a “food” item or a “non food” item shall be made in Disney’s absolute discretion. By way of example only, a Licensed Product or a component of a Licensed Product with an edible element (i.e., fit for human consumption and suitable to eat) would be considered a “food” item.

Licensee agrees to comply with (1) all directions from Disney, including, without limitation, those included in any Style Guide(s) for any Properties included in the Licensed Material, (2) the product approval process designated by Disney (including, if required, the OPA process), and (3) the following:

A.           Concepts, Final Art Color and Sculpts. Before commercial production of any Licensed Product, Licensee shall submit for Disney’s review and approval (1) all concepts, preliminary and proposed final artwork, and 3-dimensional sculpts which are to appear on or in any SKU and/or Product Code of the Licensed Product and (2) if the Licensed Product or any component of a Licensed Product is a food item, a list of the proposed technical specifications of the (a) packaging or container for the Licensed Product and (b) edible food item of the Licensed Product, including, without limitation, any labeling statements (e.g., the proposed ingredient list, nutritional declaration, and product claims), ingredient sources, a nutritional analysis, quality and microbiological standards, packaging or container formats, attributes of the food item (e.g., taste, color, shape, and texture), and product claims. (The foregoing subclause (2) shall be referred to herein collectively as the “Product Technical Specifications”, and the foregoing subclauses (1) and (2) shall be referred to herein collectively as the “Concepts”.) All Licensed Products using any editorial must include character artwork. Any Concept(s) of any SKU and/or Product Code of a Licensed Product not approved by Disney through OPA or otherwise in writing shall be deemed disapproved and unlicensed and shall not be manufactured or sold.  If approved, Licensee may proceed to the pre-production phase.

B.           Pre-Production Samples.  Licensee shall submit for Disney’s review and approval a rendering of a pre-production sample of each SKU and/or Product Code of each Licensed Product. If the Licensed Product or any component of a Licensed Product is a food item Licensee additionally shall submit with each pre-production sample of each SKU and/or Product Code of each Licensed Product analytical results and other appropriate evidence, including an independent nutritional analysis of the food item from a testing laboratory accredited under ISO/IEC 17025 (a “Qualified Laboratory”), substantiating that the food item, the ingredient list, the nutritional declaration, and any product claims (the “Descriptors”) comply with the Product Technical Specifications and applicable Laws (the foregoing shall be referred to herein collectively as the “Pre- Production Submissions”).  Any pre-production sample of a SKU and/or Product Code of a Licensed Product not approved by Disney through OPA or otherwise in writing shall be deemed disapproved and unlicensed and shall not be manufactured or sold. If the pre- production sample of a SKU and/or Product Code and the Pre-Production Submission(s) are approved, Licensee may proceed to the production phase.

C.           Production Samples. Before selling a Licensed Product to  any  customer, Licensee agrees to furnish to Disney, from the first production run of each supplier of each of the Licensed Products, the number of Samples specified on a Schedule, which shall conform to the approved Concepts, pre-production sample, and Pre-Production Submission(s). A Sample of any SKU and/or Product Code of a Licensed Product not approved by Disney, or its authorized representative, through OPA or otherwise  in writing shall be deemed disapproved and unlicensed and shall not be manufactured or sold.   No test runs, seconds or irregulars may be sold without Disney’s prior written approval and, unless approved for sale by Disney, Licensee must destroy all such test runs, seconds or irregulars. No modification of an approved production Sample shall be made without Disney’s prior written approval. If there is any change to the formulation, recipe or method of manufacture that materially affects a food item of a  Licensed Product, then such change must be confirmed by Disney in writing, the Final Product Technical Specifications must be amended accordingly, and analytical results and other appropriate evidence (including an independent nutritional analysis of the food item from a Qualified Laboratory) confirming compliance with the amended Final Product Technical Specifications must be resubmitted to Disney.

D.           PA Materials. Before any use, Licensee shall submit for Disney’s review and approval through OPA or otherwise in writing, all PA Materials, including any packaging, labels, hang tags, advertising (including without limitation, television advertising, public statements or messages, texts, tweets, blogs and/or SMS messages), press releases, containers, display materials, catalogs, website pages or references, and promotional materials. Licensee shall, at its sole expense, obtain all necessary approvals and clearances in connection with any advertising.

E.           Marketing and Advertising Restrictions on Treats Licensed Products. Notwithstanding anything to the contrary in a License Agreement, with respect to food Licensed Products and components of food Licensed Products that are classified as “Treats” under the Nutritional Guidelines, Licensee shall not (1) market, promote or advertise the sale of such Licensed Product(s) through television or radio or (2) primarily direct any marketing, promotion or advertising for the sale of such Licensed Product(s) to children under eighteen (18) years of age in any medium.

F.           Timing. Disney shall respond to all requests for approvals under a License Agreement as quickly as reasonably possible, with a goal of ten (10) to fifteen (15) business days. If Disney has not approved or disapproved a submission within that time period, the submission shall be deemed disapproved. To be valid, any approval must be granted by Disney through OPA or otherwise in writing. Disney may grant or deny any approvals in its absolute discretion.

Any SKU and/or Product Code of a Licensed Product, or any PA Materials, not approved by Disney through OPA or otherwise in writing shall be deemed disapproved and unlicensed, and any such SKU and/or Product Code of a Licensed Product shall not be manufactured or sold. Any approvals given by Disney under a License Agreement, whether creative or otherwise, shall not constitute or imply any opinion by Disney that the approved Licensed Product(s) or any components thereof or any PA Materials (1) comply with applicable Laws (including, without limitation, unfair competition laws) or (2) do not infringe the rights of any third party. Any approvals given by Disney do not supersede or otherwise limit Licensee’s indemnity obligations under a License Agreement. In addition, approvals given by Disney do not constitute (a) permission to produce Merchandise not expressly authorized pursuant to a fully-executed License Agreement with Disney or (b) an amendment to or modification of a License Agreement.

IV.	Product Integrity Provisions

A.           No Adulteration of Food Licensed Products and Animal Welfare. Licensee covenants that any food Licensed Product and/or food component of a Licensed Product introduced or delivered for introduction into commerce shall be safe for human consumption, prepared under sanitary conditions, not adulterated, and shall comply with all Laws governing the introduction or delivery for introduction into commerce of food products. Without limiting the foregoing, Licensee further covenants that, with respect to any Licensed Product made in whole or in part from meat or poultry, (1) the animals shall be handled, slaughtered, and processed using humane methods and under sanitary conditions in accordance with Laws and (2) during each calendar year during the Term, or more frequently upon Disney’s request, Licensee shall submit to Disney an animal welfare audit report of an independent, third party audit agency certified by the Professional Auditor Certification Organization or equivalent body, which measures the animals’ welfare against good management practices recommended by a national organization such as the American Meat Institute for pork, beef, lamb, or veal, the United Egg Producers for shell eggs, the National Turkey Federation for turkey products, or the National Chicken Council for broiler products.

B.           Compliance with Laws, the Licensee Requirements, the Nutritional Guidelines or the Nutritional Guidelines for Children 6 to 36 Months of Age.

With regard to product quality and safety, Licensee covenants that each Licensed Product, and each component of each Licensed Product (1) shall be of good quality and free of defects in design, materials and workmanship, (2) shall comply with (a) Laws for the relevant country or countries of distribution and (b) all applicable “Licensee Requirements” set forth in the Product Guidelines (“PG’s”) for the relevant country or countries of distribution, and (3) shall conform to the Samples approved by Disney. To access the applicable PG’s and Licensee Requirements, which may be updated from time to time, log on to the DCP Website.

Without limiting the foregoing, with respect to non food Licensed Products and non food components of Licensed Products, Licensee covenants that all non food Licensed Products and all non food components of Licensed Products and their packaging shall comply with the U.S. Consumer Product Safety Act, the Consumer Product Safety Improvement Act of 2008 (Public Law No: 100-314), the Flammable Fabrics Act, the Hazardous Substances Act, all regulations and policies of the U.S. Consumer Product Safety Commission (the “CPSC”) and other governmental authorities, and all voluntary industry standards (including, without limitation, ASTM F963, Consumer Safety Specifications on Toy Safety), and shall be safe for children as required by Laws.

Without limiting the foregoing, with regard to product quality and safety for food Licensed Products and food components of Licensed Products, Licensee covenants that each Licensed Product, and each component of each Licensed Product (i) shall comply with Laws and the Nutritional Guidelines or the Nutritional Guidelines for Children 6 to 36 Months of Age, as applicable, for the respective country or countries of distribution and (ii) shall conform to the Samples approved by Disney. The Nutritional Guidelines or the Nutritional Guidelines for Children 6 to 36 Months of Age, which may be updated from time to time, are posted on the DCP Website under “Food, Health & Beauty Product Development and Quality Management.” In the event Licensee reasonably believes that the manufacture of any food Licensed Product in accordance with the Nutritional Guidelines or the Nutritional Guidelines for Children 6 to 36 Months of Age may result in the introduction and delivery into commerce of a Licensed Product which is not safe for human consumption or otherwise not in compliance with Laws, then Licensee shall notify Disney in writing prior to commencing production of such Licensed Product.

If a food Licensed Product or food component of a Licensed Product is of a perishable nature, Licensee agrees not to ship such Licensed Product to any customer if the expiration date on such Licensed Product is within fifteen (15) days after Licensee’s ship date, and in any event, Licensee shall not ship Licensed Products after the expiration date on such Licensed Products.

C.           Testing of Non Food Licensed Products. The provisions of this Section IV.C apply to non food Licensed Products and/or non food components of Licensed Products:

1.           Both before and after Licensee puts Licensed Products on the market, Licensee shall follow reasonable and proper procedures for testing that Licensed Products comply with Laws and the Licensee Requirements, including, without limitation, using accredited independent third-party testing agencies designated or otherwise approved by Disney, and providing passing testing reports to Disney as described more  fully in Section IV.C.2 below. Licensee also shall permit Disney's designees to inspect testing and quality control records and procedures, and to test the Licensed Products for compliance with Laws and Licensee Requirements; however, Disney shall not be required to conduct any such testing. Licensee agrees to promptly reimburse Disney for the actual costs of such testing if the Licensed Product does not pass the test. Licensee also shall give due consideration to any recommendations by Disney that Licensed Products exceed the requirements of Laws or Licensee Requirements; provided, however, that, as between Licensee and Disney, Licensee is responsible for compliance by the Licensed Products with all Laws and Licensee Requirements. Licensed Products not manufactured or packaged in accordance with Laws and Licensee Requirements shall be deemed unapproved, even if previously approved by Disney, and shall not be shipped unless and until they have been brought into full compliance.

2.           Prior to the shipment of any Licensed Products, Licensee shall submit passing test reports to Disney for such Licensed Products for all countries of distribution. Licensee need not generally re-submit passing test reports for subsequent shipments of the same Licensed Products from the same production runs to the same countries of distribution. However, Licensee must re-test and submit new passing test reports if there are changes in the production run of any SKU (including, without limitation, any change in materials, components, manufacturing processes or manufacturing facilities), the countries of distribution, or if any significant time elapses between production runs of the same Licensed Product. Licensee’s test reports must include (a) Licensee’s name, (b) Licensed Product name, (c) Licensed Product number (e.g., SKU, UPC, style number), (d) a digital photo of the Licensed Product, and (e) a list of the applicable Laws, Licensee Requirements, and any other relevant standards against which the Licensed Products were tested.  Licensee shall submit all such test reports directly through OPA.

D.           Testing of Food Licensed Products. Without limitation to Sections III.B and III.C above, both before and after Licensee introduces or delivers for introduction food Licensed Products into commerce, Licensee shall follow reasonable and proper procedures for testing the Licensed Products to ensure that each food Licensed Product complies with applicable Laws, the Final Product Technical Specifications, and the Nutritional Guidelines (or the Nutritional Guidelines for Children 6 to 36 Months of Age if applicable), including, without limitation, using outside testing agencies designated by Disney, and providing testing reports to Disney as requested. Without limitation to Section V below, Licensee shall permit Disney, or its authorized representative, to (1) inspect each Facility for the food Licensed Products not less than once in each twelve

(12) month period, (2) inspect testing, manufacturing, and quality control records and procedures for the Licensed Products, and (3) test the Licensed Products for compliance with food safety and other applicable Laws, the Final Product Technical Specifications and the Nutritional Guidelines (or the Nutritional Guidelines for Children 6 to 36 Months of Age, if applicable); provided, however, that Disney shall not be required to conduct any such testing. Licensee agrees to promptly reimburse Disney for the actual costs of such testing if the testing yields results that confirm or suggest, in Disney’s discretion, that the product is not acceptable for food safety or quality reasons. Licensed Products not manufactured, packaged or distributed in accordance with Laws, the Final Product Technical Specifications or the Nutritional Guidelines (or the Nutritional Guidelines for Children 6 to 36 Months of Age, if applicable) shall be deemed unapproved, even if previously approved by Disney, and shall not be shipped unless and until they have been brought into full compliance.

E.           Audits of Facilities Producing Food Licensed Products. Without limitation to Section IV.D above, Licensee covenants that all food Licensed Products shall comply with all applicable food safety standards, including, as applicable and by way of example, Good Manufacturing Practices (“GMPs”), Sanitation Standard Operating Procedures, and Good Agricultural Practices. Prior to commercial production of any food Licensed Products, Licensee shall submit the following materials for Disney’s written approval:
(1) an audit report by an independent, nationally-recognized, third-party audit agency, approved by Disney, for each Facility producing the food Licensed Products which rates such Facility as superior or equivalent (as determined by Disney) with respect to applicable food safety standards, as measured against the current GMPs for foods and any related drafts or final guidance issued by a United States (e.g., the U.S. Food and Drug Administration), Canadian (e.g., the Canadian Food Inspection Agency), or other governmental food safety agency with jurisdiction over the Licensed Product (hereinafter, the applicable agency to be referred to as the “Regulatory Agency”) and (2) a Hazard Analysis Critical Control Point (“HACCP”) plan in accordance with any applicable HACCP regulations that may be required from time to time by any Regulatory Agency. As used in this Section IV only, the term “Facility” refers to any Facility that designs, produces, processes, finishes, assembles, or packages Licensed Products, components of Licensed Products, PA Materials or any other item related to the Licensed Products, or that assembles a final product including one (1) or more Licensed Products. The Facilities producing the food Licensed Products or components of food Licensed Products shall be audited at least every twelve (12) months against the GMPs (if applicable). Licensee acknowledges that Disney is relying on Licensee’s commitment to enforce the GMPs and other applicable food safety standards with respect to its Facilities. Licensee agrees to investigate any claimed or observed violations of such standards, and if it finds there have been violations of such standards, or failures in process or raw material control that may impact on the safety, integrity, legality or quality of the Licensed Product, Licensee agrees to give immediate written notice to Disney. If requested by Disney, Licensee shall advise the public and others that Licensee’s Facilities are contractually responsible to Licensee for adherence to the GMPs (including an audit program measured against the GMPs) and other applicable food safety standards, individual product management via the Product Technical Specifications, and a HACCP plan, and that Disney has, in good faith, relied upon Licensee to assure compliance with such food safety and quality standards.

F.           Defective Product and Corrective Action. The obligations of Licensee under this Section IV.F are in addition to, and not in limitation of, other obligations, representations, warranties and indemnities of Licensee.

1.	Defective Product.

(a)           “Defective Product” means any Licensed Product that Licensee has reason to believe is or may be adulterated, misbranded, defective (as described by applicable Laws such as 15 U.S.C. 2064 or otherwise), harmful to consumers, or for any reason may fail to comply with one (1) or more Laws. Licensee shall monitor, investigate and take corrective action with regard to potential or actual Defective Product as set forth below.

(b)           During the Term, upon Disney’s request, Licensee shall provide Disney’s designated representative (the “Disney Contact”) with a written monthly report (e.g., a “trend report”) detailing all trends of consumer complaints received within the previous month either (i) relating to the health or safety of the Licensed Product or (ii) being of the type that Licensee would normally investigate with respect to any other similar consumer products produced and/or sold by Licensee. Without limiting the foregoing, Licensee shall also notify the Disney Contact by telephone and electronic mail as soon as reasonably possible, and in all circumstances within twenty-four (24) hours, upon receipt of any (A) consumer complaint alleging that a Licensed Product is connected to any illness, injury or death of a human being or animal, (B) product liability claim made or legal action filed with respect to any Licensed Product,  (C) communication from any Regulatory Agency regarding any Licensed Product, including any notices of investigations or directives, or if Licensee has any reason (other than as specified in clauses (A) through (C) above) to believe that a Licensed Product may be a Defective Product, including, but not limited to, a situation in which Licensed Products are manufactured in the same Facility as non-Disney licensed products that are subject to a recall. In all such cases, Licensee agrees to immediately discuss in good faith with Disney the nature of the complaint and what additional steps are necessary to further investigate the matter such as notifying any Regulatory Agency. If Disney or Licensee reasonably concludes from information supplied by Licensee or from any other source (1) that the subject Licensed Product is a Defective Product or (2) that a consumer complaint is bona fide and the Licensed Product could pose a health or safety risk to humans or animals, then Licensee shall proceed as set forth in Section IV.F.2 below.

2.	Corrective Action.

(a)           Corrective Action Procedures. In the event of a Defective Product, Licensee shall immediately (i) stop distribution of such Defective Product and any other Disney-licensed products manufactured in the same Facility that may be exposed to risk and (ii) submit to the Disney Contact, upon request, a completed Disney Risk Assessment Form. Licensee shall also take such action as is required by applicable Laws, including without limitation, notifying the appropriate Regulatory Agency in the country in which the Defective Product is being manufactured or sold to consumers.

(b)           Regulatory Agency Guidance. Licensee shall take such actions as the notified Regulatory Agency shall require, including without limitation, (i) notifying the public of such Defective Product through recall notice, safety alert or other means, (ii) retrieving, recalling or withdrawing the Defective Product from Authorized Customers, retailers and consumers, (iii) destroying and/or replacing the Defective Product, and (iv) refunding sums paid and expenses incurred by consumers and others by reason of the notification, recall or market withdrawal (all such actions being referred to collectively as the “Corrective Action”). In the event the applicable Law does not require Licensee to notify the Regulatory Agency or, in the event notification has taken place, but there is no direction given by the Regulatory Agency, Licensee shall discuss in good faith with Disney the steps to be taken, and shall take such steps as Disney, in its reasonable discretion, shall direct.

(c)           Corrective Action Communications. Licensee shall not issue any public statement, communication or notification regarding a Defective Product, or any Corrective Action undertaken in relation thereto, without Disney’s prior written approval. Licensee also shall provide Disney with contemporaneous copies of any correspondence and communications related thereto (e.g., responses, third party replies or comments, follow up communications, emails, etc.). Licensee shall provide Disney with regular and timely information regarding the Defective Product, including, without limitation, the status of any investigations and contemporaneous copies of any correspondence and/or communications with the Regulatory Agency.

(d)           Disney Regulatory Agency Notification and Corrective Action Expenses. Disney reserves the right to notify the relevant Regulatory Agency about Defective Product itself in the event that Licensee does not do so and Disney deems it prudent to do so. Whether Disney or Licensee notifies any Regulatory Agency of such Defective Product, Licensee shall promptly reimburse Disney for all reasonable expenses paid or incurred by Disney by reason of, or in connection with, such notification, including, without limitation, all Corrective Action expenses. If Licensee does not have the capability or resources to implement and manage the Corrective Action in an effective and legally-compliant manner, Licensee shall, at its sole cost and expense, retain a third party with the requisite capability and resources to do so.

V.	ILS Program

A.           Disclosure of Facilities and Consent to Use. Licensee shall disclose to Disney each Facility that Licensee proposes to use hereunder, and Disney’s written consent to use each such proposed Facility is required prior to the commencement of production of Licensed Products or PA Materials in such Facility. Licensee shall disclose a Facility, and request Disney’s consent to use such Facility, by providing to Disney a completed FAMA Application for each Facility. Prior to determining whether or not to grant its consent to use a Facility, Disney may require (1) Licensee to provide a pre-production ILS Audit of the Facility demonstrating the Facility’s compliance with at least the ILS Minimum Compliance Standard and/or (2) Licensee and/or the Facility to comply with any conditions applicable to the Permitted Sourcing Country in which the Facility is located. Disney may withhold its consent prior to the commencement of production for any Facility which, inter alia, (a) Disney reasonably believes does not comply with the ILS Minimum Compliance Standard, (b) Disney reasonably believes an ILS Audit was obtained through fraud, bribery, or other improper influence, (c) is not located in a Permitted Sourcing Country, (d) constitutes or involves a Prohibited Person, (e) has not shown continuous improvement towards full compliance with the Code, according to information contained in the ILS Program database, or (f) does not comply with any conditions applicable to the Permitted Sourcing Country in which the Facility is located (or with which Licensee does not comply if such conditions apply to the Licensee). Disney shall evidence its consent to the use of a Facility by providing Licensee with a signed FAMA Application. Licensee shall not commence production of any Licensed Products or PA Materials at a Facility until Licensee receives the signed FAMA Application for such Facility from Disney. Disney shall incur no liability hereunder for any failure or reasonable delay in providing Licensee with a signed FAMA Application. Licensee shall promptly (but no later than within thirty (30) days) notify Disney in writing when Licensee (i) ceases to use a previously declared and authorized Facility for any reason or does not have a reasonable intention to use such Facility hereunder within twelve (12) months, or (ii) has not used a previously declared and authorized Facility for twelve (12) months and has not placed an order to be fulfilled within the next twelve (12) months. Licensee shall provide Disney with an updated list of Facilities or evidence of Facility use hereunder at any time upon request from Disney.

B.           Compliance with ILS Minimum Compliance Standard and the Code. Licensee shall use only Facilities that comply with at least the ILS Minimum Compliance Standard (except during a period of remediation in accordance with Section V.F (Remediation) below), and shall ensure that such Facilities fully comply with the Code to the extent it is commercially reasonable. Licensee shall distribute the Code to all of its Facilities. The Code and the ILS Minimum Compliance Standard shall not be interpreted to require Licensee or its Facilities to violate any applicable Law.

C.           ILS Audits by Disney. Disney and/or its designated representatives shall have the right, at Disney’s expense and without prior notice to Licensee or the Facility, to conduct ILS Audits of any Facility. Such ILS Audits may be conducted prior to and as a condition of Licensee’s use of the Facility as set forth in Section V.A above, or at any time up to the date that Licensee notifies Disney that Licensee has ceased to use such Facility. Except when Disney or its designated representative conducts unannounced ILS Audits, Disney shall endeavor to coordinate with Licensee in scheduling ILS Audits. In connection with any ILS Audit conducted by Disney, Licensee shall promptly confirm use of the Facility hereunder upon request from Disney. It is Licensee’s responsibility to obtain the Facility’s agreement to provide Disney with full access to the Facility and all applicable books and records for ILS Audits. Licensee shall promptly reimburse Disney for the reasonable cost of an ILS Audit (currently One Thousand Five Hundred U.S.

Dollars (US $1,500.00), but subject to change) performed or attempted to be performed by Disney and/or its designated representatives when (1) any Facility fails to meet the ILS Minimum Compliance Standard, (2) any Facility fails to remediate a previously cited failure(s) of the ILS Minimum Compliance Standard within the time designated by Disney, (3) any Facility refuses to grant full access to the Facility and all applicable books and records, or (4) Licensee has failed to timely notify Disney of the non-use or cessation of use of the Facility as required by Section V.A above. The amount Licensee reimburses Disney shall not be pro-rated in the event the Facility is also used by other licensees or vendors of Disney.

D.           ILS Audits from Licensee. Upon Disney’s request, Licensee shall provide Disney, at Licensee’s expense, with ILS Audit reports for designated Facilities demonstrating compliance with at least the ILS Minimum Compliance Standard. Disney may require Licensee to submit such ILS Audit reports prior to, and as a pre-condition of, the use of a Facility and/or at any time prior to the date Licensee notifies Disney that Licensee has ceased to use such Facility. All ILS Audits provided by Licensee shall (1) be in a format and conducted pursuant to a methodology acceptable to Disney, (2) be conducted by Licensee’s internal personnel or third parties, in either case acceptable to Disney, and (3) be conducted and provided within the time periods designated by Disney. Licensee agrees to comply with all applicable privacy and data protection Laws with regard to its monitoring activities of Facilities and to the submission of information to Disney regarding Facilities and the ILS Audit reports of such Facilities, including without limitation, Laws pertaining to protection of personally identifiable information and the protection of minors. The provision of an ILS Audit report by Licensee hereunder with respect to any Facility, regardless of the determination made by Disney with respect to such ILS Audit, shall not limit Disney’s right, as set forth above, to conduct or otherwise obtain its own ILS Audit of such Facility.

E.           Determinations. The determination of whether an ILS Audit indicates compliance with the ILS Minimum Compliance Standard, the Code or applicable Laws shall be a matter within Disney’s absolute discretion. Disney may reject any ILS Audit (and thereby withhold or revoke authorization to use a Facility) if Disney reasonably believes that the ILS Audit was obtained or undermined through fraud, bribery, actual or threats of physical violence or other improper influence.

F.           Remediation. As a condition to Licensee’s continued use of a Facility that does not comply with the ILS Minimum Compliance Standard, Licensee shall, at no cost or expense to Disney, take appropriate and prompt steps to require the Facility to remediate all instances of Facility non-compliance with the ILS Minimum Compliance Standard within the time periods designated by the ILS Program and to provide Disney with an ILS Audit report or other evidence, satisfactory to Disney, of remediation of such Facility non-compliance.

G.           Cessation of Facility Use. Disney may revoke any previous Facility authorization if (1) Licensee ceases to use the Facility and does not have a reasonable intention to use such Facility hereunder within twelve (12) months, (2) Licensee has not used the Facility for twelve (12) months and has not placed an order to be fulfilled within the next twelve (12) months, (3) Disney is unable to conduct an ILS Audit as a result of Licensee’s failure to timely confirm the status of the Facility and/or provide accurate Facility information, (4) Disney determines from an ILS Audit or otherwise that the Facility does not comply with the ILS Minimum Compliance Standard and such failure(s) is not remedied pursuant to Section V.F above, (5) Disney reasonably believes that an ILS Audit was obtained through fraud, bribery, or other improper influence, (6) Licensee fails to conduct and/or provide to Disney any ILS Audit as required hereunder, (7) the country in which the Facility is located is no longer a Permitted Sourcing Country, (8) the Facility constitutes or involves a Prohibited Person, (9) the Facility and/or Licensee does not comply or continue to comply with any conditions applicable to the Permitted Sourcing Country in which the Facility is located, or (10) the Facility uses the Licensed Material or any other intellectual property owned, co-owned or licensed by Disney, its Affiliates or its/their licensors for any unauthorized purpose and does not halt such unauthorized activities within the time designated by Disney. If Disney revokes a Facility authorization, then Licensee shall not use or shall cease using such Facility for Licensed Products promptly, not to exceed thirty (30) days from Disney’s written notice to Licensee, or as otherwise required by Law. If Licensee ceases to use a third party Facility for any other reason, upon Disney’s request Licensee shall disclose to Disney in reasonable detail any information known to Licensee relating to such Facility’s failure to comply with the ILS Minimum Compliance Standard, the Code, and/or any Law.

H.           Material Breaches. Failure to comply with the ILS Program shall constitute a material breach of a License Agreement. In addition to and without waiving any other rights or remedies available to Disney, upon discovery of each instance of the following failures by Licensee with respect to each and every Facility, Disney may assess Licensee an appropriate fee up to Five Thousand U.S. Dollars (US $5,000.00) per failure to defray Disney’s costs and/or fund other efforts of the ILS Program, and in the event that Disney does assess Licensee then Licensee shall immediately pay Disney the assessed amount:
(1) failure to disclose to Disney a Facility through a FAMA Application prior to production of Licensed Product or PA Materials at such Facility, (2) commencing production of Licensed Product or PA Materials at a Facility prior to obtaining Disney’s consent to use such Facility as evidenced by a FAMA Application signed by Disney, (3) failure to conduct an ILS Audit and provide to Disney any ILS Audit report as required hereunder, (4) use of a Facility in a country that is not a Permitted Sourcing Country, (5) failure to comply with any conditions applicable to the Permitted Sourcing Country in which a Facility is located, (6) failure to cease using a Facility pursuant to Section V.G above, and/or (7) failure to timely notify Disney that Licensee has not used or has ceased using a previously disclosed and authorized Facility as required hereunder. Disney may direct Licensee not to sell or distribute Licensed Product and PA Materials produced in breach of a License Agreement, or to destroy or donate such Licensed Product and PA Materials. In addition, if Licensee’s action(s) or inaction(s) cause(s) Disney to be subject to any penalty or expense, Licensee shall fully reimburse Disney for such costs. Acceptance or waiver of payments under any of the foregoing subclauses shall not affect any other rights or remedies available to Disney, including without limitation, termination of a License Agreement, indemnification, and/or Disney’s right to require strict compliance by Licensee with the terms and conditions of the applicable License Agreement thereafter.

I.           Disclosure of ILS Audits and Facilities. Notwithstanding anything to the contrary in this License Agreement:

(1)           Disney may disclose ILS Audits to third parties (including other licensees and vendors of Disney using the same Facility and non-governmental organizations) (collectively, “Third Parties”) but may not reference the identity of Licensee in such disclosure without the prior written consent of Licensee;

(2)           Licensee may disclose ILS Audits to Third Parties but may not reference Disney, the Licensed Material, Licensed Products or PA Materials in such disclosure without the prior written consent of Disney;

(3)           Disney may disclose publicly, as part of its ILS Program, the names and addresses of all Facilities;

(4)           As part of its anti-piracy efforts, and/or to facilitate shipping, Disney may communicate with, and provide information to, customs and law enforcement officials globally and/or other Third Parties that may assist with such efforts in order to identify authorized users of intellectual properties owned or controlled by Disney or its Affiliates, including the identification of Licensees, the Facilities, authorized shippers, and other information found in the FAMA Application; and

(5)           Disney may disclose the information identified in Section V.I.(4) above as Disney may deem necessary to enforce its contract rights and/or protect its intellectual property rights.

J. Permitted Sourcing Countries and Prohibited Persons. Licensee shall only use Facilities in Permitted Sourcing Countries (subject to any applicable conditions). Licensee may not use any Facility that involves a Prohibited Person. Please refer to the ILS Program Manual and the DCP Website for more information about Permitted Sourcing Countries and Prohibited Persons.

Permitted Sourcing Countries

GROUP 1 (PERMITTED WITHOUT ILS AUDITS)
AMERICAN SAMOA	CYPRUS	JERSEY, CHANNEL ISLANDS	QATAR
ANDORRA	CZECH REPUBLIC	KOREA, SOUTH	RÉUNION
ANGUILLA	DENMARK	LATVIA	SAN MARINO
ANTIGUA AND BARBUDA	DOMINICA	LIECHTENSTEIN	SINGAPORE
ARUBA	ESTONIA	LITHUANIA	SLOVAK REPUBLIC
AUSTRALIA	FINLAND	LUXEMBOURG	SLOVENIA
AUSTRIA	FRANCE	MACAO	SPAIN
BAHAMAS	FRENCH GUIANA	MALTA	ST. KITTS AND NEVIS
BARBADOS	GERMANY	MARTINIQUE	ST. LUCIA
BELGIUM	GREENLAND	MAURITIUS	ST. VINCENT AND THE GRENADINES
BERMUDA	GUAM	MONACO	SWEDEN
BOTSWANA	HONG KONG	NETHERLANDS	SWITZERLAND
BRUNEI	HUNGARY	NETHERLANDS ANTILLES	TAIWAN
CANADA	ICELAND	NEW ZEALAND	UNITED ARAB EMIRATES
CAPE VERDE	IRELAND	NORWAY	UNITED KINGDOM
CAYMAN ISLANDS	ISRAEL	POLAND	UNITED STATES
CHILE	ITALY	PORTUGAL	URUGUAY
COSTA RICA	JAPAN	PUERTO RICO	VIRGIN ISLANDS (U.S.)
CROATIA

GROUP 2 (PERMITTED WITH ILS AUDITS)
ALBANIA	GHANA	MALI	SÃO TOMÉ AND PRINCIPE
ARGENTINA	GREECE	MARSHALL ISLANDS	SAUDI ARABIA
ARMENIA	GRENADA	MEXICO	SENEGAL
BAHRAIN	GUATEMALA	MICRONESIA	SERBIA
BELIZE	GUYANA	MOLDOVA	SEYCHELLES
BENIN	HAITI*	MONGOLIA	SIERRA LEONE
BHUTAN	HONDURAS	MONTENEGRO	SOLOMON ISLANDS
BOLIVIA	INDIA	MOROCCO	SOUTH AFRICA
BOSNIA AND HERZEGOVINA	INDONESIA	MOZAMBIQUE	SRI LANKA
BRAZIL	JAMAICA	NAMIBIA	SURINAME
BULGARIA	JORDAN	NAURU	SWAZILAND
BURKINA FASO	KAZAKHSTAN	NICARAGUA	TANZANIA
CAMBODIA**	KENYA	NIGER	THAILAND
CHINA	KIRIBATI	OMAN	TONGA
COLOMBIA	KOSOVO	PALAU	TRINIDAD AND TOBAGO
DJIBOUTI	KUWAIT	PANAMA	TUNISIA
DOMINICAN REPUBLIC	LEBANON	PAPUA NEW GUINEA	TURKEY
ECUADOR	LESOTHO	PARAGUAY	TUVALU
EGYPT, ARAB REP.	LIBERIA	PERU	UGANDA
EL SALVADOR	MACEDONIA	PHILIPPINES	UKRAINE
FIJI	MADAGASCAR	ROMANIA	VANUATU
GABON	MALAWI	RUSSIAN FEDERATION	VIETNAM
GAMBIA	MALAYSIA	RWANDA	WEST BANK AND GAZA
GEORGIA	MALDIVES	SAMOA	ZAMBIA

* Only Facilities in the Better Work Haiti program are eligible.

** Only assessments/audits from Better Factories Cambodia will be accepted for those factories eligible to participate in that program. For factories that are not eligible for Better Factories  Cambodia, Disney may accept other assessments/audits as described in Disney’s International  Labor Standards Program Manual.

Code of Conduct for Manufacturers

At The Walt Disney Company, we are committed to:

•	a standard of excellence in every aspect of our business and in every corner of the world;
•	ethical and responsible conduct in all of our operations;
•	respect for the rights of all individuals; and
•	respect for the environment.

We expect these same commitments to be shared by all manufacturers of Disney merchandise. At a minimum, we require that all manufacturers of Disney merchandise meet the following standards:

Child Labor
Manufacturers will not use child labor.

The term “child” refers to a person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.

Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment
Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse

Nondiscrimination
Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

Health and Safety
Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum reasonable access to potable water and sanitary facilities; fire safety; and adequate lighting and ventilation.Manufacturers will  also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

Compensation
We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs. Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. Except in extraordinary business circumstances, manufacturers will not require

Protectionof the
employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

Manufacturers will compensate employees for overtime hours at such premium rate as is legally required or, if there is no legally prescribed premium rate, at a rate at least equal to the regular hourly compensation rate.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Environment	Manufacturers will comply with all applicable environmental laws and regulations.

OtherLaws
Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise. All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

Subcontracting
Manufacturers will not use subcontractors for the manufacture of Disney merchandise or components thereof without Disney’s express written consent, and only after the subcontractor has entered into a written commitment with Disney to comply with this Code of Conduct.

Monitoring and Compliance
Manufacturers will authorize Disney and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on-site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees. Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication
Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

FACILITY AND MERCHANDISE AUTHORIZATION APPLICATION INSTRUCTIONS

Attached  is  the  Facility  and  Merchandise  Authorization  (“FAMA”)  Application  that  must  be completed for each Facility (as described below).

• Please make as many copies of the attached FAMA Application as necessary so that you can complete a FAMA Application for each Facility

• Once the FAMA Application is completed for each Facility, please send the completed application, together with any required supporting documentation, to your designated Disney Representative.

• Disney will review the information and determine whether each Facility will be authorized to produce Disney-branded products.

• PRODUCTION OF DISNEY-BRANDED PRODUCTS MAY NOT BEGIN AT A FACILITY UNLESS AND UNTIL YOU RECEIVE A SIGNED FAMA APPLICATION FROM DISNEY.

• You also may present the signed FAMA to Customs officials to facilitate the importation of goods if the Facility is outside the territory where the goods are to be sold.

Definition of “Facility”: Any of Licensee’s or Vendor’s own or third-party manufacturers, vendors, factories, farms, suppliers, and other facilities (as well as any sub-manufacturers, vendors, factories, farms, suppliers and other facilities) that design, produce, process, finish, assemble, or package products, components or materials, or any other item related to products, components or materials, containing, incorporating or applying any Disney intellectual property (i.e., any names, marks, logos, characters, artwork, or other proprietary material owned or controlled by The Walt Disney Company or any of its affiliated companies), all of which are hereby referred to as Disney-branded products.

Exclusions: At this time, production facilities that do not need to be declared, and for which no FAMA Application is required, include (i) facilities that produce blank or generic products, components or materials that DO NOT contain, incorporate or involve the application of any Disney intellectual property (such as blank or generic cardboard boxes, plastic wrap, or plain buttons) and (ii) raw materials, fabric mills or processors of generic commodity items such as cotton, metal and paper that DO NOT contain, incorporate or involve the application of any Disney intellectual property.

Unless involved in the actual production or manufacture of Disney-branded products, DO NOT list agents, business offices or showrooms as a Facility. The Shipper and/or Importer of Record is strictly the party who transports the goods; if the name is different from that of the Licensee/Vendor or Facility, please so indicate on the FAMA Application.

Incomplete or illegible forms will be returned to you for resubmission. Please make copies of these forms and use the copies to submit your information. Maintain the original in your files for future use.

FACILITY AND MERCHANDISE AUTHORIZATION APPLICATION

(Please Type or Print Legibly in Ink)

VI. Insurance Provisions

    A.           Licensee shall maintain, at its sole expense, throughout the Term of the License Agreement and for three (3) years thereafter (1) commercial general liability insurance (including, without limitation, coverage for contractual liability, products/completed operations liability, and cross-liability) with minimum limits of Two Million U.S. Dollars (US $2,000,000.00) written on an occurrence form basis, (2) workers’ compensation insurance as required by applicable Law, and (3) employer’s liability insurance with minimum limits of One Million U.S. Dollars (US $1,000,000.00). All insurance required hereunder shall (a) be written by companies with a BEST Guide rating of B+VII or better (or, if the insurer is not BEST Guide-rated, then by a company acceptable to Disney) and on forms reasonably acceptable to Disney, (b) be primary and not contributory should other insurance be available to the Disney Indemnified Entities, (c) provide that no cancellation, reduction or non-renewal of coverage thereunder may occur without thirty (30) days prior written notice to Disney, (d) include the Disney Indemnified Entities (as defined in Section 1.22 of the Standard Terms and Conditions) as additional insureds (except for workers’ compensation and employer’s liability insurance), and (e) contain a waiver of subrogation with respect to such additional insureds. Licensee shall provide to Disney, upon Licensee’s execution of a License Agreement, certificates of insurance (or copies of policies, if required by Disney), certifying that the insurance coverage required hereunder has been issued to Licensee. Disney’s failure to request, review or object to the terms of any certificates of insurance or insurance policies shall not be deemed a waiver of Licensee’s obligations, or the rights of Disney, under a License Agreement. The minimum limits of the insurance required in this Section VI shall in no way limit or diminish Licensee’s liability under any other provisions of a License Agreement.

    B.           The minimum limits set forth in Section VI.A(1) above shall be Five Million U.S. Dollars (US $5,000,000.00) in the case of a License Agreement for food, beverages, consumer electronics/small appliances, including without limitation, popcorn makers, waffle irons, toasters, coffee makers, and slow cookers, rigid products and inflatables for water (e.g., blow-up pools, dinghies, rafts, lilos, rubber rings, water wings/arm bands, etc.) designed for use by one (1) person, and baby/infant/toddler/children’s sleepwear.

    C.           The minimum limits set forth in Section VI.A(1) above shall be Ten Million U.S. Dollars (US $10,000,000.00) in the case of a License Agreement for baby and infant items other than clothing (e.g., cots, prams/push chairs, strollers, bath seats, etc.), bikes, skateboards, sports/cycle helmets, other safety equipment in general irrespective of targeted age, swinging, climbing and /or sliding equipment, and rigid products and inflatables for water (e.g., blow-up pools, paddling pools, dinghies, rafts, etc.) designed for use by two (2) or more persons. In the case of a License Agreement for cribs and/or car seats, the minimum limits set forth in Section VI.A(1) above shall be Twenty-Five Million U.S. Dollars (US $25,000,000.00).

    D.           If Licensee conducts any of the following activities in connection with a License Agreement:

       (1) the display or distribution of information to the public via the internet or other means of communication (e.g. website advertising or advertising on mobile devices);

       (2) email blasts/newsletters;

       (3) SMS;

       (4) exposure on social networking sites; or

       (5) the collection of personally identifiable information through sweepstakes entries on Licensee’s website(s) or otherwise, then

    Licensee shall carry, or cause its third party contractor to carry, Network and Privacy (Errors & Omissions) Insurance in an amount of not less than One Million U.S. Dollars (US $1,000,000.00) per claim and One Million U.S. Dollars (US $1,000,000.00) in the annual aggregate, protecting Licensee and the Disney Indemnified Entities from the following exposures relating to Licensee’s or any of its subcontractors’ performance under a License Agreement:

       (a)           the introduction of a computer virus into, or otherwise causing damage to, a computer, computer system, network or similar computer-related property and the data, software, and programs used thereon (Network); and

       (b)           the theft, dissemination and/or unauthorized disclosure or use of confidential information and personally identifiable information (including, but not limited to, bank information, social security numbers, health information, credit card account information, and confidential corporate information). Such insurance must also include coverage for credit monitoring, notification expenses and other related costs associated with mitigating a data security or privacy breach (Privacy).

    If such insurance is maintained on an occurrence basis, Licensee or its third party contractor must maintain such insurance for an additional period of one (1) year following the end of the Term of the License Agreement. If such insurance is maintained on a claims-made basis, Licensee or its third party contractor must maintain such insurance for an additional period of three (3) years following the end of the applicable License Agreement.

    E.           If Disney consents to Licensee’s production of any commercials in connection with the Licensed Products and Licensee produces any commercials for which consent has been granted, and/or if Disney consents to Licensee conducting any promotional activities on the internet and Licensee conducts such activities, Licensee will carry, or cause its third party contractor to carry, Media (Producer's) Liability (Errors & Omissions) Insurance for such length of time as is necessary to cover any and all claims arising out of or relating to the production and any broadcasts of such media advertising, having limits of at least Five Million U.S. Dollars (US $5,000,000.00) for each claim, with an annual aggregate limit of at least Five Million U.S. Dollars (US $5,000,000.00) with a deductible of no more than Twenty-Five Thousand U.S. Dollars (US $25,000.00). Such insurance must have standard coverage, including, but not limited to, coverage with respect to libel/slander or other forms of defamation, infringements of common law or statutory copyright, infringements of rights in material to be broadcast or in the manner of presentation thereof, infringement of privacy rights, breach of implied contract and unauthorized use of materials. Any restrictions of coverage on the title, music or other rights must be stated on the certificate of insurance and cleared prior to commencement of the exhibition of such commercial. Additionally, any deductibles must be stated on the certificate of insurance.

    F.           If Disney consents to a request by Licensee to conduct a sweepstakes, contest or other game in connection with the Licensed Products, on Licensee’s website(s) or otherwise, then Licensee shall carry, or cause its third party contractor to carry, Sweepstakes/Contest (Errors & Omissions) Insurance in amount of not less than One Million U.S. Dollars (US $1,000,000.00) per claim and One Million U.S. Dollars (US $1,000,000.00) in the annual aggregate (or an amount otherwise determined), protecting Licensee and the Disney Indemnified Entities from Licensee’s or any of the subcontractors’ performance under the License Agreement. Licensee shall maintain such insurance on an occurrence basis, and such insurance shall be in force during the entire contest period.

VII.	E-Waste Provisions

    A.           Licensee acknowledges and agrees that it shall comply with any and all applicable environmental Laws in connection with its activities under any License Agreement, including, without limitation, any and all State “e-waste” recycling programs and any similar government-mandated electronic product recycling programs (collectively “E- Waste Programs”). Licensee shall have primary responsibility for registering as the “manufacturer” (or such other applicable designation) under, and maintaining ongoing compliance with, all applicable E-Waste Programs in connection with the Licensed Products (for example, paying any and all fees, costs, expenses, and liabilities, subscribing to any recycling programs, and engaging any recycling service providers, as required). Licensee shall not take any position contrary to its being treated as the “manufacturer” (or otherwise as the appropriate registrant) under any applicable E-Waste Program, unless the applicable E-Waste Program, as interpreted in writing by the responsible government agency, expressly and explicitly requires Disney or any other party to take such responsibility exclusively instead of Licensee, provided that, in such case, Licensee shall still be responsible for any and all fees, costs, expenses, and liabilities of registration and compliance with such E-Waste Program, which Disney shall charge back to Licensee.

    B.           Without limiting the generality of the foregoing, upon Disney’s written instruction, Licensee shall, at its sole cost and expense, engage a nationally-recognized third-party E-Waste Program compliance vendor (the “E-Waste Compliance Vendor”) to manage all E-Waste Program compliance, if applicable, for Licensee in connection with the Licensed Products throughout the Territory and during the Term (or such longer period as may be required by any E-Waste Programs). As part of its services agreement, Licensee shall cause the E-Waste Compliance Vendor to (1) promptly confirm to Disney in writing that it has been retained by Licensee and to describe in detail the scope of services to be provided to Licensee, (2) provide quarterly reports to Disney detailing all compliance activities during such quarter, and an annual report to Disney at the end of each calendar year detailing all compliance activities during such year, in each case including, without limitation, registrations filed, recycling fees paid, compliance failures and penalties assessed (if any), and any other matters relevant to determining Licensee’s E-Waste Program compliance during the relevant period, and (3) cooperate with Disney as Disney may request from time to time in connection with evaluating Licensee’s E- Waste Program compliance with respect to the Licensed Products, including, without limitation, providing copies of any and all information and materials requested by Disney in connection therewith. Disney shall have no liability or other obligation to the E- Waste Compliance Vendor. As described above, Licensee shall be responsible for any and all fees, costs, expenses, and liabilities of registration and compliance with all E- Waste Programs, including, without limitation, in connection with the services to be provided by the E-Waste Compliance Vendor. Disney shall be entitled to draw down against Licensee’s letter of credit any fees, expenses, penalties, or other liabilities incurred, or reasonably anticipated by Disney to be incurred, by Disney directly in connection with Licensee’s E-Waste Program compliance obligations hereunder that are not promptly paid or reimbursed by Licensee, in which case Licensee shall promptly restore such letter of credit to the level required under the applicable License Agreement.

    C.           If Licensee (1) fails to retain the E-Waste Compliance Vendor in accordance with Disney’s written instruction, (2) no longer retains an E-Waste Compliance Vendor at any time during the Term (or such longer period as may be required by any E-Waste Programs), (3) fails to comply with any E-Waste Program, or (4) fails to reimburse Disney for any amounts incurred directly by Disney in connection with any E-Waste Program, then such failure shall be treated as a material breach by Licensee of the applicable License Agreement.

VIII.	Copyright Agreement

I am signing this Copyright Agreement (“Agreement”) (1) on my own behalf intending to bind myself as an individual, or (2) on behalf of a business entity employing individual artists, intending to bind the business entity and all of its employees. The use of the words “I” and “me” refer to me as an individual, or to the business entity and each employee artist, as applicable. I am signing this Agreement with regard to all creative services provided by me, in the past, the present or the future, to or for Disney Enterprises, Inc., a Delaware corporation (“Disney”), or to or for one of its affiliates, licensees or vendors, the results of which are, or are intended to be, used in, on, or in connection with merchandise of any kind, as to which Disney or an affiliate has granted a licensed to use copyrighted content or trademarks (“Proprietary Material”). Also, I will use the word “Works” to mean the results of my services to the extent such results are derived or adapted from, or related to, the Proprietary Material. When I use the word “Works”, I am including all rights related to those results, including all copyrights (and renewals or extensions).

For good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree that Disney or its successors or assigns (“Designee”) has complete ownership of the Works.

First, I agree that the Works are WORKS MADE FOR HIRE which are owned by Disney or its Designee alone and exclusively. I agree that Disney or its Designee will own all rights in the Works, including copyrights, any copyright renewals or extensions, and any other intellectual property rights of any kind or nature (e.g., trademark and patent rights) forever, or for the full time period otherwise permitted under local law, throughout the Universe, in all languages. I agree that, without any further payments to me, Disney or its Designee may use or license the Works in any ways which they desire, and this includes new and different ways, ideas, media and technologies for using or exploiting the Works which might not even exist today.

Second, if by court order any or all of the Works are determined not to be a work made for hire, or if such doctrine is not effective, I hereby ASSIGN to Disney or its Designee all rights to the Works which exist now or which might become known later, including copyright, any copyright renewals or extensions, and any other intellectual property rights of any kind or nature (e.g., trademark and patent rights) forever, or for the full time period otherwise permitted under local law, throughout the Universe, in all languages. I agree that, without any further payments to me, Disney or its Designee may use or license the Works in any ways which they desire, and this includes new and different ways, ideas, media and technologies for using or exploiting the Works which might not even exist today.

Third, if the foregoing assignment is ineffective, I hereby grant to Disney or its Designee an exclusive, transferable, sublicensable, Universe-wide, paid-up, royalty-free and irrevocable license to use, exploit and sublicense any and all of the Works and related intellectual property rights forever or for the full time period otherwise permitted under local law. I agree that, without any further payments to me, Disney or its Designee may use or license the Works in any ways in which they desire, and this includes new and different ways, ideas, media and technologies for using or exploiting the Works which might not even exist today.

Fourth, I understand that this is a complete transfer of all rights and claims to the Works, and I will not go to court (and my family members, or anyone who claims rights through me, cannot go to court) to say that this Agreement is not a good and binding agreement. At all times Disney or its Designee will be free to adapt, change, modify, combine with other material, and otherwise reproduce and utilize, the Works or any portion thereof, and I hereby waive any “moral rights of authors” (droite morale) or similar rights in and to the Works. I acknowledge that Disney and its Designee have the right to license the use of the Works for any and all purposes. I understand that this Agreement is freely assignable by Disney.

The terms of this Agreement are severable and the invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of any other term.

Printed Name Date Signature Business entity (if applicable) I have authority to bind the corporation
(or other entity).

Accepted by:
Printed Name Signature Date

IX. Computer System Security and Remote Access Requirements

    A.           Licensee, together with, as applicable, Licensee’s employees, authorized subcontractors and representatives (all included in the term “Licensee” unless separately referenced) shall:

    1.           Immediately inform Disney Worldwide Services, Inc. (“DWS”) Enterprise Information Security of any security breach or lapse in security that might adversely affect a Disney Computer System or any Licensee system on which Disney data resides, including any unauthorized access to or compromise of Disney data or resources.

    2.           Maintain secure network connections through the utilization of industry standard and mutually agreed upon encryption technology while transferring Sensitive Data. “Sensitive Data” includes payment card information of Disney or Disney customers or employees, personal information of Disney customers or employees (including Social Security Number, drivers license number, or name associated with data such as job performance or health insurance records), financial data, trade secrets, or any data that, if improperly disclosed, could result in damage or liability to Disney.

    3.           Store all Sensitive Data in an encrypted format utilizing industry standard encryption technology and provide security key management and other facilities to ensure that encrypted Sensitive Data is not lost or irretrievable should the encryption keys become unavailable.

    4.           Ensure that all inbound and outbound remote access to and from Disney Computer Systems and any systems that process, transmit or store Sensitive Data utilize an end-to-end encryption method acceptable to DWS.

    5           Maintain a firewall at all logical demilitarized zones (“DMZ”) and Internet connection points, with access control restricted to that required for use of Licensee systems and applications.

    6.           Prevent possible bridging of Disney Computer Systems  or networks with non-Disney networks. This includes the prevention of logical connectivity from Licensee computer systems to non-Disney networks (e.g., the Internet) while simultaneously connected to Disney Computer Systems (e.g., “split tunneling” VPNs).

    7.           Allow only authorized individuals to access Disney Computer Systems from authorized locations under the License Agreement. The authorization of individuals to access Disney Computer Systems shall terminate upon termination of such individual’s employment with Licensee.
    8.           Provide physical security to prevent unauthorized access to any device used to access Disney Computer Systems or systems that process, store or transmit Disney data.

    9.           Ensure that all remote personal computing systems, workstations and laptops that access Disney Computer Systems or process Disney data have functional and current antivirus and firewall software installed and have appropriate security patches applied.

    Upon reasonable notice to Licensee and during normal business hours, allow DWS or a DWS-approved auditing entity to periodically verify that Licensee is in compliance with the terms of this exhibit. Depending on the sensitivity and criticality of the services or data provided, DWS shall have the option of commissioning or requesting a review of the Licensee’s internal control structure and business continuity plans.

    B.           Licensee must further ensure that all of its employees, authorized subcontractors or representatives with any access to any Disney Computer System comply with the following procedures:

    (1) Sign an appropriate agreement that acknowledges Disney’s security requirements contained in this exhibit prior to gaining access to a Disney Computer System.

    (2) Not attempt to access any Disney Computer System, device, program or data file without signing a nondisclosure and confidentiality statement provided by or acceptable to DWS.

    (3) Not attempt to access any Disney Computer System with anything other than his or her individual User ID provided by DWS; “group IDs” or “generic IDs” are not authorized.

    (4) Not attempt unauthorized access to any Disney Computer System, device or asset, including program and data files.

    (5) Not attempt to connect any network, computer system, device, site or asset to the Disney Computer System without explicit authorization from DWS.

    (6) Not attempt to access any Disney Computer System, device or site from any unauthorized device, location, or software.

    (7) Not attempt to remove, copy, compromise or replace system files or processes on any Disney Computer System unless authorized by the DWS Project Manager.

    (8) Not attempt to install software on any Disney Computer System unless authorized by DWS Information Technology

    (9) Any data, software, hardware or other material, equipment or property, including CDs, DVDs, keys, identification badges, cell phones, computers, documentation, computer files or any other such material, owned, leased or operated by DWS that has been provided to Licensee in order to provide services to DWS must be returned to DWS at the termination of the relationship with DWS.